UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

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SHORETEL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 12, 2015

To Our Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, 94085, on November 11, 2015 at 1:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

It is important that you use this opportunity to take part in the affairs of ShoreTel by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Don Joos
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 11, 2015: THIS PROXY
STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
http://www.edocumentview.com/SHOR

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 11, 2015
1:00 p.m., Local Time

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of ShoreTel, Inc. will be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 11, 2015, at 1:00 p.m., Pacific Time, for the following purposes:

Agenda Item		Board of Directors’ Recommendation
1.	The election of Shane Robison, Charles D. Kissner and Constance Skidmore to the board of directors to hold office for a three-year term;	FOR
2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of ShoreTel, Inc. for the fiscal year ending June 30, 2016;	FOR
3.	Cast an advisory vote on the compensation of our named executive officers; and	FOR
4.	Approval of the ShoreTel, Inc. 2015 Equity Incentive Plan	FOR

We will also transact such other business that may properly come before the annual meeting (including adjournments and postponements).

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on September 25, 2015 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Don Joos
President and Chief Executive Officer

Sunnyvale, California
October 12, 2015

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

ShoreTel, Inc. Proxy Statement 2015

ShoreTel, Inc. Proxy Statement 2015

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

October 12, 2015

The accompanying proxy is solicited on behalf of the board of directors of ShoreTel, Inc., a Delaware corporation (“ShoreTel”), for use at the 2015 annual meeting of stockholders to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 11, 2015, at 1:00 p.m., Pacific Time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about October 12, 2015. An annual report for the fiscal year ended June 30, 2015 is enclosed with this proxy statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on September 25 2015, which is the record date, will be entitled to vote at the annual meeting. At the close of business on September 25, 2015, we had 65,484,013 shares of common stock outstanding and entitled to vote. Holders of ShoreTel common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the annual meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of “for” votes will be elected. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the annual meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal. Proposal No. 3 is an advisory vote and is non-binding, although the board of directors will give careful consideration to the voting results. A majority of the shares represented at the meeting and voting for or against the proposal is required to approve Proposal No. 4, approval of the ShoreTel, Inc. 2015 Equity Incentive Plan. Abstentions will have no effect with respect to Proposal No. 4.

Brokers who hold shares for the accounts of their clients must vote such shares as directed by their clients. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the annual meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Where a proposal is not “routine,” as is the case with Proposal Nos. 1, 3 and 4, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and therefore, would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of ShoreTel for use at the annual meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the annual

ShoreTel, Inc. Proxy Statement 2015

meeting will be counted as votes “for” such proposal, or in the case of the election of the class III directors, as a vote “for” election to class III of the board of directors of all nominees presented by the board of directors. In the event that sufficient votes in favor of the proposals are not received by the date of the annual meeting, the persons named as proxies may propose one or more adjournments of the annual meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the annual meeting will be paid by ShoreTel. Following the original mailing of the proxies and other soliciting materials, ShoreTel and/or its agents may also solicit proxies by mail, telephone, facsimile, electronic transmission or in person. Following the original mailing of the proxies and other soliciting materials, ShoreTel will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the annual meeting or at the annual meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ShoreTel stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the annual meeting, or by attendance at the annual meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the annual meeting, the stockholder must bring to the annual meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, ShoreTel’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or internet proxy will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and internet access providers, which must be borne by the stockholder.

ShoreTel, Inc. Proxy Statement 2015

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting on the business to come before the meeting. Page references are supplied to help you find further information in this proxy statement.

Business Highlights for Fiscal 2015

In fiscal 2015 we showed increased business momentum as we made strategic investments, expanded our geographic footprint, and continued shifting ShoreTel towards a recurring revenue business model. We continued our investments in the development of ShoreTel Connect, our common platform based on a single software code, which began its rollout in August 2015. While making these strategic investments and shifting the business model, we continued to simultaneously achieve revenue growth and generate records for non-GAAP profitability and cash flow from operations. The rollout of ShoreTel Connect signifies the start of the final phase of our strategy, the Acceleration Phase, during which we expect to have an acceleration of hosted revenue, a further expansion of our international cloud offering and recurring revenue becoming a greater percent of our total revenue.

Financial Performance

•	Total Revenues for 2015 were $360.7 million, a 6% increase over total revenue of $339.8 million in 2014.
•	Hosted Revenues for 2015 were $106.4 million, a 19% increase over hosted revenue of $89.1 million in 2014.
•	2015 non-GAAP operating income was $23.8 million, a 41% increase over non-GAAP operating income of $16.9 million in 2014 (see Appendix B for a reconciliation of these non-GAAP financial measures to results reported under GAAP).
•	Generated $41.1 million in cash flow from operations in 2015, and closed the year with cash and cash equivalents totaling $90.2 million, a 61% increase over cash and cash equivalents of $56.1 million at June 30, 2014.

ShoreTel, Inc. Proxy Statement 2015

*	See Appendix B for a reconciliation of these Non-GAAP financial measure to results reported under GAAP.

ShoreTel, Inc. Proxy Statement 2015

Strategic Performance

•	Began the rollout of our next generation common platform, ShoreTel Connect, for both cloud and On-site deployments in August 2015.
•	Continued to expand our channel partner community focused on cloud-based opportunities to nearly 400 partners signed up to sell our cloud offering.
•	Broadened our cloud go-to-market strategy through go-to-market relationships with Hewlett-Packard, Ingram Micro, Inc. and ScanSource, Inc.
•	Expanded our geographic presence by hiring a Managing Director for Asia Pacific and opening an R&D, Sales and Service office in India.
•	Introduced our first international cloud offering with a launch in the United Kingdom.
•	Achieved several operational infrastructure milestones including the consolidation of our CRM, Service Portal, website and configuration tools to support and drive revenue growth.
Voting Matters		Board Vote Recommendation
Proposal 1 −	Election of Directors - Shane Robison, Charles D. Kissner and Constance Skidmore	FOR
Proposal 2 −	Ratification of Independent Registered Public Accountants	FOR
Proposal 3 −	Advisory Vote on Executive Compensation	FOR
Proposal 4 –	Approval of the ShoreTel, Inc. 2015 Equity Incentive Plan	FOR

Proposal No. 4: Approval of the ShoreTel, Inc. 2015 Equity Incentive Plan (page 20)

The board of directors recommends a vote FOR approval of the 2015 Equity Incentive Plan (the “2015 Plan”), which is the successor to our current equity plan, the 2007 Equity Incentive Plan (the “2007 Plan”).

We believe that the adoption of the 2015 Plan is in the best interests of our company and stockholders because of the continuing need to provide stock options, restricted stock units and other equity-based incentives to attract and retain the most qualified personnel. The use of equity compensation has historically been, and will continue to be, a key element of our overall compensation philosophy. The 2015 Plan will serve as an important part of this practice and is a critical component of the overall compensation package that we offer to recruit, retain and motivate our employees. In addition, awards under the 2015 Plan will provide our employees an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives to grow stockholder value driven by our future growth and success.

In considering the approval of the 2015 Plan, we ask our stockholders to note the following important features:

•	7,000,000 shares of our common stock will be reserved for issuance under the 2015 Plan, which represents approximately 11% of our outstanding shares as of September 25, 2015.
•	The 2015 Plan has a fixed number of shares available for issuance. It does not contain an “evergreen” provision.
•	Stock options and SARs must be granted with an exercise price that is not less than 100% of the fair market value of our common stock on the date of grant.
•	Repricing of stock options and SARs (as well as equity exchange programs in general) is prohibited unless stockholder approval is first obtained.

ShoreTel, Inc. Proxy Statement 2015

We believe the 2015 Plan strikes the right balance between providing management the proper flexibility to manage the business with a longer term approach while practicing good corporate governance around our equity strategy. The benefits for our stockholders from approving our 2015 Plan include:

•	Reducing the number of shares available to grant from approximately 11,500,000 available as of June 30, 2015 to 7,000,000;
•	Forgoing the availability of approximately 6,500,000 additional shares by eliminating the automatic share reserve increase, also known as the “evergreen” provision from the 2007 plan; and
•	Adopting key provisions, including the elimination of the “evergreen” provision and equity repricing without stockholder approval, which are available in the 2007 Plan.

Our management, with oversight from our Compensation Committee, continues to enhance our governance practices for equity. This includes, but is not limited to, management of the three year rolling gross burn rates which are below Institutional Shareholder Services’ (“ISS”) guidelines for our industry classification. We also require four year vesting periods for most equity grants, with no vesting before the first year.

The 2015 Plan’s effectiveness is dependent on the approval of it by stockholders at the meeting. We are asking stockholders to approve the 2015 Plan because the 2007 Plan is scheduled to expire on or before February 7, 2017. We are asking stockholders to approve our 2015 Plan a year early (in 2015 rather than 2016) to create certainty in our long-term planning. Upon the date following the effectiveness of the 2015 Plan, awards will no longer be granted under the 2007 Plan, and we will terminate the 2007 Plan.

If Proposal No. 4 is not approved by our stockholders, we will continue to make grants under the 2007 Plan for the next two years and the annual evergreen provision will continue to replenish the equity pool. However, there will be uncertainty around adoption of a stock incentive plan, which hinders our long-term planning. We believe such uncertainty would seriously and negatively impact our ability to attract and retain the talent we need to compete in our industry, and this could affect our long-term success and profitability.

Corporate Governance Highlights (page 15)

We are committed to the highest standards of corporate governance, including active engagement with our stockholders throughout the year. We believe our ongoing engagement with stockholders helps us achieve balance between long-term and short-term interests.

✓	Directors with extensive, diversified management and leadership experience with expertise relating to management, strategy, operations, corporate governance experience in the technology and telecom sectors, finance and accounting, risk, managing technology innovations and development of intellectual property and technology products and services
✓	Non-executive chairperson who is an independent Director, who presides over board and stockholder meetings
✓	Fully independent Audit, Compensation and Corporate Governance and Nominating Committees
✓	Annual Board, Committee and Director evaluation
✓	All independent, non-employee Directors
✓	Regular sessions where independent Directors meet without management present
✓	Approval required for certain related party transactions
✓	Board oversight of risk management process to review and assess management risk taking, business enterprise risk and other major risks facing the Company
✓	Board oversight of risks associated with succession planning of both board and management
✓	Board sets an appropriate culture of risk management and the right “tone at the top,” and oversees aggregate risk profile

ShoreTel, Inc. Proxy Statement 2015

✓	Board review of long-term strategic plans on an annual basis
✓	Regular management updates to the Board on critical issues and recent developments in our principal markets

Proposal No. 1: Election of Directors (page 10)

The board of directors recommends that you vote FOR each of the following board nominees:

					Independent (Yes/No)		Committee Memberships		Other Company Boards
Name	Age	Director Since	Occupation	Experience/ Qualification	Yes	No
Shane Robison	61	2015	Board member	Management, Engineering, Strategy Development and Mergers and Acquisitions, Board Seats	✓		•	Compensation	Altera Corporation
Charles D. Kissner	68	2006	Board member	Management, Operating, and Corporate Governance, Financial Expertise, Board Seats	✓		•	Chairperson of the Board of Directors	Rambus, Inc.
							•	Audit	Aviat Networks, Inc.
							•	Corporate Governance and Nominating
Constance Skidmore	64	2014	Board Member	Accounting and Financial Expertise, Board Seats	✓		•	Audit	Comfort
							•	Corporate Governance and Nominating	Systems USA

Shane Robison has served on our board of directors since February 2015 and currently serves as a member of our Compensation Committee. In FY2015, he attended 100% of the board of director and committee meetings on which he serves. Mr. Robison brings over 30 years of executive management experience in the technology industry. He served as the Chief Executive Officer and Chairman of Fusion-io, Inc. from May 2013 to July 2014, where he also served as a director from December 2011 to July 2014. Prior to that, he served as Executive Vice President, Chief Technology Officer and Chief Strategy Officer for Hewlett-Packard Company. We believe that Mr. Robison’s board experience at other companies, and his extensive experiences in executive management, engineering, strategy development and mergers and acquisitions has exposed him to best practices and approaches that are beneficial to ShoreTel and its stockholders.

Charles D. Kissner has served as a member of our board of directors since April 2006, served as our lead independent director from April 2007 to July 2010, and has served as chairperson of our board of directors since April 2013. He also serves on our audit committee and as chair of our corporate governance and nominating committee. In FY2015, he attended 100% of the board of directors and committee meetings on which he serves. Mr. Kissner possesses extensive management, operating, and corporate governance experience in the technology and telecom sectors. Mr. Kissner served as chairman of the board of directors of Aviat Networks, Inc. from January 2007 to February 2015 and currently is a member of the board. Mr. Kissner previously served as Chairperson and Chief Executive Officer of Stratex Networks and Chairperson and Chief Executive Officer of Digital Microwave Corp. Prior to joining Digital Microwave, Mr. Kissner served as Vice President and General Manager of M/A-Com, Inc., as Executive Vice President of Fujitsu Network Switching of America, Inc., and as President and Chief Executive Officer of Aristacom International, Inc. Mr. Kissner also previously held several executive positions at AT&T (now Alcatel-Lucent) and started AT&T’s international public switching businesses in the Republic of Korea, Europe and Taiwan. Mr. Kissner also qualifies as an audit committee financial expert

ShoreTel, Inc. Proxy Statement 2015

(as defined in the applicable rules of the Securities and Exchange Commission (“SEC”)) and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Based on these experiences, qualifications and attributes, we believe that Mr. Kissner is qualified to serve as a director.

Constance Skidmore has served on our board of directors since January 2014 and currently serves as a member of our audit committee and a member of our corporate governance and nominating committee. In FY 2015, she attended 100% of the board of directors and committee meetings on which she serves. Ms. Skidmore brings over 30 years of financial expertise and experience to ShoreTel. She retired from PricewaterhouseCoopers in 2009, after serving for more than two decades as a partner, including a term on its governing board. She qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Ms. Skidmore has served on the audit committees of a number of companies, both publicly traded and privately held. We believe that Ms. Skidmore’s board experience at other companies and experience as a financial adviser to global clients has exposed her to best practices and approaches that are beneficial to us and our stockholders.

Proposal No. 2: Ratification of Independent Registered Public Accountants (page 18)

The audit committee of the board of directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending June 30, 2016, and the board of directors recommends that the stockholders vote FOR ratification of such appointment.

Proposal No. 3: Advisory Vote on Executive Compensation (page 19)

The board of directors recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers for Fiscal 2015.

Summary Highlights of Executive Compensation (page 31)

Philosophy

We compensate our executive officers, including our Named Executive Officers, based on overall corporate and individual performance. We design our compensation packages to enable us to recruit, motivate, and retain talented executive officers with proven experience. Because many of our executive officers, including our Named Executive Officers, lead our largest functions, they have the ability to directly influence overall company performance. As a result, we have determined that a greater portion of their target total direct compensation should be tied to short-term and long-term incentive awards than most other employees, in order to align the interests of our executive officers with that of our stockholders. In this way, we promote the short-term and long-term growth of our business, and increase stockholder value. We have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth, free cash flow and profitability, and outstanding customer service.

Key Compensation Policies and Practices

•	Majority of Compensation At-Risk.
•	No Retirement Plans.
•	Limited Perquisites.
•	No Tax Reimbursements on Perquisites or Other Personal Benefits.
•	No Special Health or Welfare Benefit Plans.
•	No Post-Employment Tax Reimbursements.
•	“Double-Trigger” Change-in-Control Arrangements
•	Multi-Year Vesting Requirements for Equity Awards, with no equity vesting before the first year
•	Hedging Prohibited.
•	Regular Succession Planning Review.

ShoreTel, Inc. Proxy Statement 2015

Fiscal 2015 Named Executive Officer Summary Non-Equity Incentive Plan Compensation and Equity Awards

In fiscal 2015, we paid the following non-equity incentive plan compensation and made the following equity awards to our Named Executive Officers:

	Non-Equity Incentive Plan Compensation for FY2015		Grant of RSUs(1)	Grant of Stock Options(2)
Mr. Joos	$333,300		80,000	253,000
Mr. Healy	133,346		25,000	85,000
Mr. Malhotra	96,668		15,000	50,000
Mr. Oruganti	107,768		25,000	50,000
Mr. Petts	259,408	(3)	25,000	90,000
(1)	Represents restricted stock units granted on August 15, 2014. The shares underlying the stock units vest as to 25% of the shares in August 2015, and vests one-fourth of the shares on each anniversary over three years thereafter. See “Executive Compensation – Grants of Plan-Based Awards During the Fiscal Year.”
(2)	Represents shares subject to an outstanding stock option granted on August 15, 2014 at an exercise price of $6.61 per share. The option vests as to 25% of the shares in August 2015, and 1/48 of the shares each month over three years thereafter. See “Executive Compensation – Grants of Plan-Based Awards During the Fiscal Year.”
(3)	As our Senior Vice President of Worldwide Sales, during fiscal 2015, Mr. Petts participated in our fiscal 2015 Sales Incentive Plan.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this proxy statement. This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding acceleration of hosted revenue a further expansion of our international cloud offering and recurring revenue becoming a greater percent of our total revenue. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the intense competition in our industry, our reliance on third parties to sell and support our products, our ability to continue to grow our cloud-based solutions, our ability to grow or maintain our premise products, supply and manufacturing risks, the impact of service disruptions or security breaches, uncertainties related to global operations, our ability to control costs as we expand our business, our ability to attract, retain and ramp new personnel, potentially longer sales cycles, uncertainties inherent in the product development cycle, our ability to identify and execute on strategic opportunities, uncertainty as to market acceptance of new products and services, the potential for litigation in our industry, the uncertain impact of global economic conditions and foreign exchange rates, including impact on customers’ purchasing decisions, and other risk factors set forth in our Form 10-K for the year ended June 30, 2015.

ShoreTel, Inc. Proxy Statement 2015

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

ShoreTel’s board of directors is presently comprised of eight members, who are divided into three classes, designated as class I, class II and class III. Seven of such directors are “independent directors” as defined under the rules of the NASDAQ Stock Market. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Mark F. Bregman and Edward F. Thompson have been designated as class I directors and will stand for reelection or election at the 2016 annual meeting of stockholders. Donald Joos, Kenneth D. Denman and Josef Vejvoda have been designated as class II directors and will stand for reelection or election at the 2017 annual meeting of stockholders. Shane Robison, Charles D. Kissner and Constance Skidmore have been designated as class III directors and will stand for reelection at this annual meeting.

Unless otherwise provided by law, any vacancy on the board of directors, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

The three Class III director nominees of ShoreTel’s board of directors are Shane Robison, Charles D. Kissner and Constance Skidmore. Each of the nominees for election to class III is currently a director of ShoreTel. If elected at the annual meeting, each of the nominees would serve until the 2018 annual meeting of stockholders and until his/her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each of the nominees has been recommended by the corporate governance and nominating committee and approved by the board of directors. In addition, each of the nominees has consented to serving as a nominee and being named as a nominee in this proxy statement, and to serving as a director if elected.

Biographical information for each of the nominees and each director whose term of office will continue after the upcoming annual meeting is set forth in the section titled "Board of Directors" below. We have highlighted in that section, the specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of ShoreTel.

Board of Directors. The names of the nominees for election as class III directors at the annual meeting and of the incumbent class I and class II directors, and certain information about them, including their ages as of October 1, 2015, are included below.

Name	Age	Principal Occupation	Director Since
Incumbent class I director with term expiring in 2016:
Mark F. Bregman(2)(3)	58	Chief Technology Officer of NetApp, Inc.	2007
Edward F. Thompson(1)	77	Audit Committee Chairperson of ShoreTel, Inc. and ReachLocal, Inc.; Board member of InnoPath Software, Inc.	2006

Incumbent class II director with term expiring in 2017:
Donald Joos	45	President and Chief Executive Officer of ShoreTel, Inc.	2013
Kenneth D. Denman(2)	57	Chief Executive Officer of Emotient, Inc.	2007
Josef Vejvoda(2)(3)	50	Portfolio Manager at K2 & Associates Investment Management Inc. and President of Jove Capital Inc.	2015

Nominee for election as class III director with term expiring in 2018:
Shane Robison(2)	61	Board member of Altera Corporation	2015
Charles D. Kissner(1)(3)	68	Chairperson of the Board of Directors of ShoreTel, Inc.	2006
Constance Skidmore(1)(3)	64	Board member of Comfort Systems USA	2014
(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our corporate governance and nominating committee.

ShoreTel, Inc. Proxy Statement 2015

Mark F. Bregman has served as a member of our board of directors since May 2007. In September 2015, Mr. Bregman was appointed Chief Technology Officer of NetApp, Inc. Dr. Bregman served as Senior Vice President and Chief Technology Officer of NeuStar, Inc., a provider of network addressing, routing and policy management, from August 2011 to September 2014. Dr. Bregman previously served as Executive Vice President and Chief Technology Officer of Symantec Corporation, an infrastructure software company, since it acquired VERITAS Software Corporation, a provider of software and services to enable storage and backup, from July 2005 to July 2011. Prior to the acquisition of VERITAS Software, Dr. Bregman served as that company’s Executive Vice President, Chief Technology Officer and Acting Manager of the Application and Service Management Group from September 2004 to July 2005, and as its Executive Vice President, Product Operations from February 2002 to September 2004. From August 2000 to October 2001, Dr. Bregman served as the Chief Executive Officer of AirMedia, Inc., a wireless internet company. Prior to joining AirMedia, Dr. Bregman served a 16-year career with International Business Machines Corporation, most recently as General Manager of IBM’s RS/6000 and pervasive computing divisions from 1995 to August 2000. Dr. Bregman holds a B.S. in physics from Harvard College and a Ph.D. in physics from Columbia University.

Qualifications to serve as director: Dr. Bregman is independent and his more than 25 years of operational and strategic experience in the technology industry apply directly to ShoreTel’s operations and strategic opportunities. His experience as the chief technology officer of high-growth, publicly traded software companies gives him valuable and firsthand insights into issues regarding the strategic development of products and services that ShoreTel offers. In addition, Dr. Bregman possesses experience with the development and protection of intellectual property assets. Dr. Bregman serves on our corporate governance and nominating committee and our compensation committee. With his service on our board of directors since 2007, he is very familiar with our business and the specific challenges and opportunities we face.

Edward F. Thompson has served as a member of our board of directors since January 2006. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies from 1995 to 2011. From 1976 to 1994, Mr. Thompson held a series of management positions with Amdahl Corporation including Chief Financial Officer and Secretary from August 1983 to June 1994, and Chief Executive Officer of Amdahl Capital Corporation from October 1985 to June 1994. Mr. Thompson is a member of the Board of Directors of InnoPath Software Inc. and ReachLocal, Inc., and also serves as Chairperson of the audit committees of those companies. He previously served on the board of directors of Aviat Networks, Inc. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson holds a B.S. in aeronautical engineering from the University of Illinois, and an M.B.A. with an emphasis in operations research from Santa Clara University.

Qualifications to serve as director: Mr. Thompson is independent and brings over 40 years of financial expertise, corporate governance and risk management experience to ShoreTel. He also possesses extensive experience with the strategic and operational challenges of leading a global information technology company. Mr. Thompson serves as chairperson of our audit committee. He qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Mr. Thompson has served on the audit committees of a number of high technology companies, including companies in the networking industry. We believe that Mr. Thompson’s experience on the board of directors at other public technology companies has exposed him to best practices and approaches that are beneficial to ShoreTel and our stockholders. Mr. Thompson has served on our board of directors and audit committee since our initial public offering and is familiar with our business model, our critical accounting policies, and our specific accounting policies.

Donald Joos has served as our president, chief executive officer and a member of our board of directors since August 2013. Mr. Joos joined ShoreTel in April 2011 as vice president of global services and was promoted to senior vice president of business operations in July 2012. Prior to joining ShoreTel, Mr. Joos spent nine years as a vice president at Avaya Inc., a business communications company, from

ShoreTel, Inc. Proxy Statement 2015

December 2001 to March 2011. Before joining Avaya in December 2001, Mr. Joos helped create an e-commerce start up and held various services and operational roles at Williams Communication Solutions, Nortel Communication Solutions and Marshalls, Inc. He holds a B.S. in sports management from Springfield College in Massachusetts.

Qualifications to serve as director: As chief executive officer of ShoreTel, Mr. Joos has the ultimate operational and management responsibilities for our business. As a result, Mr. Joos is highly knowledgeable about the state of our business, the risks we face and management’s plans for executing our growth strategy. As our former senior vice president of business operations and former vice president of global services, Mr. Joos possesses extensive executive experience in operations and support specific to ShoreTel and our industry. As vice president at Avaya and in his services and operational roles at Williams Communications Solutions and Nortel Communications Solutions, Mr. Joos brings past professional experiences that are directly relevant to our business and industry. Mr. Joos brings a total of over 15 years of experience in a variety of hardware, software and services companies. We believe that it is important for our Chief Executive Officer to serve on the board of directors, as his day to day experience in managing ShoreTel will provide detailed insight regarding ShoreTel, our markets, strategy and operations for the other members of our board of directors.

Kenneth D. Denman has served as a member of our board of directors since May 2007. In October 2012, Mr. Denman was appointed Chief Executive Officer of Emotient, Inc., a facial expression analysis software company. Mr. Denman has also served as Edward V. Fritzky Endowed Visiting Chair in Leadership at the University of Washington’s Michael G. Foster School of Business from September 2012 to August of 2014. Mr. Denman served as chief executive officer and a director of Openwave Systems, Inc. from November 2008 to September 2011. Prior to Openwave, Mr. Denman served as Chairperson of iPass, Inc. a platform-based enterprise mobility services company since January 2003, as director since December 2001 and as President and Chief Executive Officer since October 2001. From January 2000 to March 2001, Mr. Denman served as founder, president and chief executive officer of AuraServ Communications Inc., a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman served as senior vice president, national markets group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as chief operating officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman is a member of the Board of Directors of United Online, Inc. Mr. Denman holds a B.S. in accounting from Central Washington University and an MBA in finance and international business from the University of Washington. Mr. Denman is a member of the advisory board at the University of Washington’s Michael G. Foster School of Business. Mr. Denman also sits on the board of directors of the University of Washington’s Foundation.

Qualifications to serve as director: Mr. Denman is independent and possesses extensive executive experience in the technology and telecom sectors. As a chief executive officer of a technology company and a former chief executive officer of a telecommunications software company, Mr. Denman’s operational and strategic experiences are directly relevant to ShoreTel’s operations and strategic opportunities. Mr. Denman also serves as chairperson of our compensation committee. Mr. Denman’s experience serving on the board of directors of other public technology companies has exposed him to best practices and approaches that are beneficial to us and our stockholders.

Josef Vejvoda has served as a member of our board of directors since October 2015. He has served as a portfolio manager at K2 & Associates Investment Management Inc., a multi-strategy investment firm, since August 2013. He has also served as the President of Jove Capital Inc., a boutique financial services firm, since October 2004. He served as the Managing Director, Corporate Finance, and as a Director of MGI Securities Inc., a Canadian investment dealer, from January 2007 to September 2010. He was an Investment Banker with Loewen, Ondaatje, McCutcheon & Company, an exempt market dealer, from October 2003 to September 2004. Prior to this, Mr. Vejvoda held senior roles and other positions at a number of Canada’s largest financial institutions, including Merrill Lynch Canada, Bank of Montreal, National Bank Financial and TD Securities. Mr. Vejvoda has been a member of the board of directors of Absolute Software Corporation, a security and data risk management software company, since December 2014 and is a member of its governance and nomination committee and audit committee. He served as a

ShoreTel, Inc. Proxy Statement 2015

member of the board of directors of PNI Digital Media Inc., an Internet infrastructure company providing web based applications for the photography industry, from March 2013 to July 2014, during which time he was a member of its audit committee and chairman of its compensation committee. Mr. Vejvoda holds a B.S. in computer science from Queen’s University and is registered portfolio manager with the Ontario Securities Commission.

Qualifications to serve as director: Mr. Vejvoda is independent and brings over 20 years of capital markets experience as well as this public company board experience. We believe that Mr. Vejvoda’s extensive experience in a variety of financial institutions and in the financial industry provide us and our board of directors with the insights and perspectives of financial investors that will be beneficial to ShoreTel and our stockholders.

Shane Robison has served as a member of our board of directors since February 2015. In addition, Mr. Robison has served on the board of directors of Altera Corporation since November 2012. He served as the Chief Executive Officer and Chairman of Fusion-io, Inc., a flash memory technology company, from May 2013 to July 2014, where he also served as a director from December 2011 to July 2014. Prior to that, he served as Executive Vice President, Chief Technology Officer and Chief Strategy Officer for Hewlett-Packard Company. Mr. Robison has also held senior executive leadership positions in product development and business management with AT&T Labs, Cadence Design Systems, Inc. and Apple Inc. Mr. Robison holds a B.S. and M.S. in computer science from the University of Utah.

Qualifications to serve as director: Mr. Robison is independent and brings over 30 years of executive management experience in the technology industry. Mr. Robison serves as a member of our compensation committee. We believe that Mr. Robison’s board experience at other companies, and his extensive experiences in executive management, engineering, strategy development and mergers and acquisitions has exposed him to best practices and approaches that are beneficial to ShoreTel and our stockholders.

Charles D. Kissner has served as a member of our board of directors since April 2006, served as our lead independent director from April 2007 to July 2010, and has served as chairperson of our board of directors since April 2013. In addition, Mr. Kissner served as chairperson of the board of directors of Aviat Networks, Inc., a provider of wireless transmission systems from January 2007 to February 2015, and currently is a member of the board. Mr. Kissner previously served as Chairperson and Chief Executive Officer of Stratex Networks, Inc., a manufacturer of wireless solutions for mobile and broadband access, and Chairperson and Chief Executive Officer of Digital Microwave Corp. manufacturer of digital microwave solutions. Prior to joining Digital Microwave, Mr. Kissner served as Vice President and General Manager of M/A-Com, Inc., a manufacturer of radio and microwave communications products, as Executive Vice President of Fujitsu Network Switching of America, Inc., a telecommunications switching manufacturer, and as President and Chief Executive Officer of Aristacom International, Inc., a provider of computer/telephony integration solutions. Mr. Kissner also previously held several executive positions at AT&T (now Alcatel-Lucent) and started AT&T’s international public switching businesses in the Republic of Korea, Europe and Taiwan. Mr. Kissner also currently serves on the board of directors of Rambus, Inc., a technology development and licensing company and KQED Public Media, the largest public broadcaster in the U.S. Mr. Kissner previously served on the board of directors of Meru Networks, a provider of technology for the enterprise wireless systems market. Mr. Kissner holds a B.S. from California State Polytechnic University and an M.B.A. from Santa Clara University.

Qualifications to serve as director: Mr. Kissner possesses extensive management, operating, and corporate governance experience in the technology and telecom sectors. Mr. Kissner serves on our audit committee, and he qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Mr. Kissner also serves as chair of our corporate governance and nominating committee. Based on these experiences, qualifications and attributes, we believe that Mr. Kissner is qualified to serve as a director.

Constance E. Skidmore has served as a member of our board of directors since January 2014. Ms. Skidmore retired from PricewaterhouseCoopers in 2009, after serving for more than two decades as a partner, including a term on its governing board. Ms. Skidmore serves on the board of directors, audit

ShoreTel, Inc. Proxy Statement 2015

committee and governance committee of Comfort Systems USA. Ms. Skidmore also serves on the audit committee of BayCare Health System and on the boards of several other privately-held and non-profit companies: Ivis Technologies, The V Foundation for Cancer Research, Viz Kinect, and Mahoot, Inc. Ms. Skidmore holds a B.S. in psychology from Florida State University, and a M.S. in taxation from Golden Gate University.

Qualifications to serve as director: Ms. Skidmore is independent and brings over 30 years of financial expertise and experience to ShoreTel. Ms. Skidmore serves as a member of our audit committee and a member of our corporate governance and nominating committee. She qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Ms. Skidmore has served on the audit committees of a number of companies, both publicly traded and privately held. We believe that Ms. Skidmore’s board experience at other companies and experience as a financial adviser to global clients has exposed her to best practices and approaches that are beneficial to us and our stockholders.

The board of directors recommends a vote FOR the election of each nominated director.

ShoreTel, Inc. Proxy Statement 2015

MEMBERSHIP AND MEETINGS OF BOARD OF DIRECTORS
AND BOARD COMMITTEES

Board of Directors

The rules of the NASDAQ Stock Market require that a majority of the members of our board of directors be independent. Our board of directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the rules of the NASDAQ Stock Market, and determined that Mark F. Bregman, Kenneth D. Denman, Charles D. Kissner, Shane Robison, Constance Skidmore, Edward F. Thompson and Josef Vejvoda are “independent directors” as defined under the rules of the NASDAQ Stock Market.

During fiscal 2015, the board of directors met in person or by telephone fifteen times and took action by written consent twice. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which such director served. In addition, the independent outside directors met in person or by telephone seven times during fiscal 2015.

Board Committees

Our board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees has adopted a written charter. Current copies of these charters are available under the heading “Corporate Governance / Leadership” in the investor relations section of our website at www.shoretel.com.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;
•	determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•	reviews our critical accounting policies and estimates; and
•	annually reviews the audit committee charter and the committee’s performance.

Our audit committee consists of Edward F. Thompson, who is the chair of the committee, and Charles D. Kissner and Constance Skidmore. Each of these individuals meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Each of Messrs. Kissner and Thompson and Ms. Skidmore is an independent director as defined under the applicable regulations of the SEC and under the applicable rules of the NASDAQ Stock Market. Our board of directors has determined that each of Messrs. Kissner and Thompson and Ms. Skidmore is an audit committee financial expert as defined under the applicable rules of the SEC and therefore has the requisite financial sophistication required under the applicable rules and regulations of the NASDAQ Stock Market. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. During fiscal 2015, the audit committee met in person or by telephone twelve times.

ShoreTel, Inc. Proxy Statement 2015

Compensation Committee

Our compensation committee reviews and recommends the policies and practices relating to the compensation and benefits of our executive officers and employees. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of those goals and objectives and sets their compensation based on such evaluations. Our compensation committee also administers the issuance of equity under our equity award plans. Our compensation committee reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter. Our compensation committee consists of Kenneth D. Denman, who has been the chair of the committee since he was appointed on February 12, 2015, Mark F. Bregman, Shane Robison and Josef Vejvoda. Each of Messrs. Denman, Bregman, Robison and Vejvoda is an independent director as defined under the applicable rules and regulations of the NASDAQ Stock Market, an outside director under the applicable rules and regulations of the Internal Revenue Service, and a “non-employee” director under the applicable federal securities laws and rules. During fiscal 2015, the compensation committee met in person or by telephone seven times.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee makes recommendations to the board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, the corporate governance and nominating committee oversees our corporate governance guidelines and reporting and makes recommendations to the board of directors concerning governance matters. Our corporate governance and nominating committee consists of Charles D. Kissner, who is the chair of the committee, Mark F. Bregman, Josef Vejvoda and Constance Skidmore. Each of Messrs. Bregman, Kissner and Vejvoda and Ms. Skidmore is an independent director as defined under the applicable rules of the NASDAQ Stock Market. During fiscal 2015, the corporate governance and nominating committee met in person or by telephone four times.

Policy regarding Stockholder Nominations. The corporate governance and nominating committee considers stockholder recommendations for director candidates. The corporate governance and nominating committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to the attention of ShoreTel’s corporate secretary at ShoreTel’s principal executive offices located at 960 Stewart Drive, Sunnyvale, California 94085, no later than the 120th calendar day before the date that ShoreTel last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.
•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by ShoreTel’s corporate secretary and as necessary to satisfy SEC rules and ShoreTel’s bylaws, together with a letter signed by the proposed candidate consenting to serve on the board of directors if nominated and elected.
•	The corporate governance and nominating committee considers nominees based on ShoreTel’s need to fill vacancies or to expand the board of directors, and also considers ShoreTel’s need to fill particular roles on the board of directors or committees thereof (e.g. independent director, audit committee financial expert, etc.).
•	The corporate governance and nominating committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Board Structure

The board of directors is currently led by our non-executive chairperson of the board of directors. Mr. Kissner, who is an independent director and presides over meetings of the board of directors and our stockholders, and holds such other powers and carries out such other duties as are customarily carried out by the chairperson of the board of directors. Our corporate governance guidelines do not specify a policy requiring the separation of the positions of chairperson of the board of directors and chief executive officer or with respect to whether the chairperson should be a member of management or a non-management director. The board of directors recognizes that there is no single, generally accepted approach to providing board leadership, and given the dynamic and competitive environment in which we

ShoreTel, Inc. Proxy Statement 2015

operate, the board’s leadership structure may vary as circumstances warrant. Our board of directors has determined that leadership of the board of directors is currently best conducted by an independent director. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Generally, every regular meeting of our board of directors includes a meeting of our independent non-executive directors without management present.

Risk Management

Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to ShoreTel and its stockholders. While the chief executive officer and other members of the executive team are responsible for the day-to-day management of risk, our board of directors is responsible for ensuring that an appropriate culture of risk management exists within ShoreTel and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Our board of directors exercises its oversight responsibility for risk both directly and through each of its committees. Throughout the year, our board of directors and each committee spend a portion of their time reviewing and discussing specific risk topics. The full board of directors is kept informed of each committee’s risk oversight and related activities through regular reports from the committee chairs. Strategic, operational and competitive risks also are presented and discussed at our board of directors’ quarterly meetings. On at least an annual basis, our board of directors conducts a review of our long-term strategic plans and members of our executive team report on our top risks and the steps management has taken or will take to mitigate these risks. On a regular basis between meetings of our board of directors, our management team provides updates to the board of directors on the critical issues we face and recent developments in our principal markets.

Our audit committee meets regularly with our chief financial officer, our independent auditor, our general counsel, the head of internal audit, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, compliance risk, and key operational risks. Our audit committee meets regularly in separate executive sessions with our chief financial officer, our general counsel, the head of internal audit, and our independent registered public accounting firm, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Our compensation committee is responsible for overseeing human capital and compensation-related risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. Our compensation committee also is charged with monitoring our incentive and equity-based compensation plans. For additional information regarding our compensation committee’s review of compensation-related risk, please see the “Compensation Risk Assessment” following the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Our corporate governance and nominating committee is responsible for reviewing our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board of directors and its committees. Our corporate governance and nominating committee also oversees risks related to our overall corporate governance, including board of directors and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. This committee is also actively engaged in overseeing risks associated with succession planning of both our board of directors and management.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal 2015.

ShoreTel, Inc. Proxy Statement 2015

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending June 30, 2016, and recommends that the stockholders vote for ratification of such appointment. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement at the annual meeting if they desire to do so, and will be available to respond to appropriate questions.

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the fiscal years ended June 2014 and 2015.

	For the Fiscal Year Ended June 30,
Nature of Services	2014	2015
Audit Fees	$1,022,000	$1,285,000
Audit-Related Fees	—	—
Tax Fees	860,000	333,000
All Other Fees	—	—
Total Fees	$1,882,000	$1,618,000

Audit Fees. Audit fees consist of fees for professional services for (i) the audit of our annual consolidated financial statements, (ii) the reviews of our quarterly financial statements, (iii) Form S-8 filings, and (iv) consents and other matters related to SEC matters.

Audit-Related Fees. There were no audit-related fees incurred for the fiscal year ended June 30, 2014 and 2015.

Tax Fees. Tax fees consist of fees for professional services for tax compliance. Tax-related services rendered consisted primarily of the analysis of sales, use and telecommunication taxes, limitations on the utilization net operating losses due to ownership changes under Section 382 of the Internal Revenue Code, international taxes and expatriate tax services.

All Other Fees. There were no other fees incurred for the fiscal years ended June 30, 2014 and 2015.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

The board of directors recommends a vote FOR the approval of the foregoing resolution.

ShoreTel, Inc. Proxy Statement 2015

PROPOSAL NO. 3 — ADVISORY VOTE REGARDING THE
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with the SEC’s rules, we are conducting an advisory, non-binding stockholder vote with respect to the compensation of our named executive officers (“Named Executive Officers”) for fiscal 2015, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices reflected in our executive compensation program.

The compensation of our Named Executive Officers is described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, which we encourage you to read for additional information on our executive compensation program and the fiscal 2015 compensation of our Named Executive Officers.

Our executive compensation program is based on three core principles that are designed to motivate our Named Executive Officers to achieve annual financial and strategic objectives and create long-term stockholder value. The fiscal 2015 compensation of our Named Executive Officers reflected these core principles:

•	A significant portion of each Named Executive Officer’s cash compensation was payable based on our financial and operational performance and, therefore, “at risk”;
•	A significant portion of each Named Executive Officer’s total direct compensation was provided in the form of long-term equity awards to align the interests of our Named Executive Officers and our stockholders; and
•	The target total direct compensation package for each Named Executive Officer was consistent with market practices for executive talent and each Named Executive Officer’s individual experience, responsibilities and performance.

We believe our executive compensation program and related policies and practices for fiscal 2015 were consistent with our core compensation principles, aligned with stockholders’ interests, supported by strong compensation governance practices and worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation of our Named Executive Officers, by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2015, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the Proxy Statement.”

Advisory Vote and Board of Directors’ Recommendation

Our board of directors and compensation committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating its compensation program for our Named Executive Officers.

The board of directors recommends a vote FOR the approval of the foregoing resolution.

ShoreTel, Inc. Proxy Statement 2015

PROPOSAL NO. 4 — APPROVAL OF 2015 EQUITY INCENTIVE PLAN

We are asking stockholders to approve our 2015 Plan. On September 8, 2015, our board of directors approved the 2015 Plan, subject to stockholder approval at the annual meeting. The 2015 Plan is the successor to the 2007 Plan.

In considering the approval of the 2015 Plan, we ask our stockholders to note following important features:

•	7,000,000 shares of our common stock will be reserved for issuance under the 2015 Plan, which represents approximately 11% of our outstanding shares as of September 25, 2015.
•	The 2015 Plan has a fixed number of shares available for issuance. It does not contain an “evergreen” provision.
•	Stock options and SARs must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.
•	Repricing of stock options and SARs (as well as equity exchange programs in general) is prohibited unless stockholder approval is first obtained.

We believe the 2015 Plan strikes the right balance between providing management the proper flexibility to manage the business with a longer term approach while practicing good corporate governance around our equity strategy. The benefits for our stockholders from approving our 2015 Plan include:

•	Reducing the number of shares of our common stock available for grant as equity awards from approximately 11,500,000 available as of June 30, 2015 to 7,000,000;
•	Forgoing the availability of approximately 6,500,000 additional shares by eliminating the automatic share reserve increase, also known as the “evergreen” provision from the 2007 plan; and
•	Adopting key provisions, including the elimination of the “evergreen” provision and equity repricing without stockholder approval, which are available in the 2007 Plan.

Our management, with oversight from our Compensation Committee, continues to enhance our governance practices for equity. This includes, but is not limited to, the management of the three year rolling gross burn rates, which are below Institutional Shareholder Services’ (“ISS”) guidelines for our industry classification. We also require four year vesting for most equity grants, with no vesting before the first year.

We believe that the adoption of the 2015 Plan is in the best interests of our company and stockholders because of the continuing need to provide stock options, restricted stock units and other equity-based incentives to attract and retain the most qualified personnel. We arrived at 7,000,000 shares reserved for issuance under the 2015 Plan by forecasting the number of shares likely needed for newly hired employees as well as ongoing awards to our current employees, executives and members of our board of directors and potential acquisition activity. Accordingly, we expect that the number of shares available under the 2015 Plan will provide us with enough shares for equity awards for up to the next three to four years.

The use of equity compensation has historically been, and will continue to be, a key element of our overall compensation philosophy at ShoreTel. The 2015 Plan will serve as an important part of this practice and is a critical component of the overall compensation package that we offer to recruit, retain and motivate our employees. In addition, awards under the 2015 Plan will provide our employees an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives to grow stockholder value driven by our future growth and success.

The 2015 Plan’s effectiveness is dependent on the approval of it by stockholders at the meeting. We are asking stockholders to approve the 2015 Plan because the 2007 Plan is scheduled to expire on or

ShoreTel, Inc. Proxy Statement 2015

before February 7, 2017. We are asking stockholders to approve our 2015 Plan a year early (in 2015 rather than 2016) to create certainty in our long-term planning. Upon the date following the effectiveness of the 2015 Plan, awards will no longer be granted under the 2007 Plan, and we will terminate the 2007 Plan.

If Proposal No. 4 is not approved by our stockholders, we will continue to grant equity awards under the 2007 Plan for the next two years and the annual evergreen provision will continue to replenish the equity pool. However, there will be uncertainty around adoption of a new stock incentive plan, which hinders our long-term planning. We believe such uncertainty would seriously and negatively impact our ability to attract and retain the talent we need to compete in our industry, and this could affect our long-term success and profitability.

If this Proposal is approved, all outstanding equity awards granted under the 2007 Plan will continue to be subject to the terms and conditions set forth in the agreements evidencing the awards and the terms of the 2007 Plan, but no additional awards will be granted under the 2007 Plan. As of September 25, 2015, 9,582,328 shares remained available for future issuance under the 2007 Plan. The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans as of September 25, 2015:

Number of Shares
Shares subject to outstanding awards under the 2007 Plan	9,098,624
Outstanding options(1)	7,255,181
Outstanding full-value awards	1,843,443
Shares available for grant under the 2007 Plan	9,582,328
(1)	Outstanding options have a weighted-average exercise price of $6.09 and a weighted-average remaining term of 6.88 years.

Summary of our 2015 Equity Incentive Plan

Background. The 2015 Plan serves as the successor equity compensation plan to our 2007 Plan. Our board of directors adopted our 2007 Plan in February 2007. This plan became effective upon adoption and will terminate in February 2017, or if the stockholders approve the 2015 Plan, upon the date following the effectiveness of the 2015 Plan. The 2015 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights, restricted stock units and stock bonuses.

Administration. The 2015 Plan is administered by our compensation committee. This committee acts as the plan administrator and determines which individuals are eligible to receive awards under the plan, the time or times when such awards are to be made, the number of shares subject to each such award, the status of any granted option as either an incentive stock option or a nonqualified stock option under United States federal income tax laws, the vesting schedule applicable to an award and the maximum term for which any award is to remain outstanding (subject to the limits set forth in the 2015 Plan). The compensation committee also determines the exercise price of options granted, the purchase price for rights to purchase restricted stock and, if applicable, restricted stock units and the strike price for stock appreciation rights. Unless the compensation committee provides otherwise, the 2015 Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Share Reserve. We have reserved 7,000,000 shares of our common stock for issuance under the 2015 Plan.

Equity Awards. Our 2015 Plan permits us to grant the following types of awards:

Stock Options. The 2015 Plan provides for the grant of incentive stock options (commonly referred to as ISOs), and nonqualified stock options (commonly referred to as NSOs), to employees, directors and consultants. ISOs may only be granted to employees. Stock options may be granted

ShoreTel, Inc. Proxy Statement 2015

with terms determined by the compensation committee, provided that ISOs are subject to statutory limitations. The compensation committee determines the exercise price for a stock option, within the terms and conditions of the plan and applicable law, provided that the exercise price of an ISO may not be less than 100% (or higher in the case of ISOs granted to certain types of recipients) of the fair market value of our common stock on the date of grant.

Options granted under the 2015 Plan will vest at the rate specified by the compensation committee and such vesting schedule will be set forth in the stock option agreement pursuant to which such stock option grant relates. Generally, the compensation committee determines the term of stock options granted under the plan, up to a term of ten years, except in the case of certain ISOs for which the term can be no more than five years.

After termination of an optionee, he or she may exercise his or her outstanding vested stock option for the period of time stated in the stock option agreement to which each such stock option relates. Generally, if termination is due to death or disability, a vested stock option will remain exercisable for 12 months. In all other cases, the vested stock option will generally remain exercisable for three months. However, a stock option may not be exercised later than its expiration date. Notwithstanding the foregoing, if an optionee is terminated for cause (as defined in our 2015 Plan), then the optionee’s stock options shall expire on the optionee’s termination date or at such later time and on such conditions as determined by our compensation committee.

Restricted Stock. A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions that the compensation committee may impose. These restrictions may be based on completion of a specified period of service with us or upon the completion of performance goals during a performance period (or a combination of the foregoing). The price of a restricted stock award will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting ceases on the date the participant no longer provides services to us and unvested shares are forfeited to us or subject to repurchase by us.

Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise over the stated strike price. Stock appreciation rights may vest based on time or achievement of performance conditions (or a combination of the foregoing).

Restricted Stock Units. Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment and/or failure to achieve specified performance conditions. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock, cash or a combination of our common stock and cash.

Stock Bonuses. Stock bonuses are granted as additional compensation for performance, and therefore, are not issued in exchange for cash.

Corporate Transaction. In the event of a corporate transaction (such as a change of control of the company), outstanding awards may be continued, assumed, substituted, have their vesting accelerated (in full or partially), settled for the full value of the award or cancelled. Awards are not required to be treated similarly under the 2015 Plan in the event of a corporate transaction.

Compensation Recoupment (or “Clawback” provisions). Awards granted under the 2015 Plan will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors or required by law during the term of a participant’s employment or other service with us.

Transferability of Awards. Generally, a participant may not transfer an award other than by will or the laws of descent and distribution unless, in the case of awards other than ISOs, the compensation committee permits the transfer of an award to certain authorized transferees (as set forth in our 2015 Plan).

ShoreTel, Inc. Proxy Statement 2015

Eligibility. The individuals eligible to participate in our 2015 Plan include our officers and other employees, our non-employee board of directors members and any consultants. As of September 25, 2015, approximately 1,100 individuals are eligible to participate in the 2015 Plan, but our practice over the last few years has been to provide equity awards to only those individuals at a certain level in the company. Currently under our practices and policies, approximately 550 such individuals are eligible for equity awards.

Payment for Purchase of Shares of our Common Stock. Payment for shares of our common stock purchased pursuant to the 2015 Plan may be made by any of the following methods (provided such method is permitted in the applicable award agreement to which such shares relate): (i) cash (including by check), (ii) cancellation of indebtedness, (iii) surrender of shares, (iv) waiver of compensation due or accrued for services rendered; (v) through a broker-assisted and/or “same day sale” program or (vi) by another other method permitted by applicable law.

Limit on Awards. Under our 2015 Plan, during any calendar year, no participant will be eligible to receive more than 2,000,000 shares of our common stock (except that new employees are eligible to receive up to a maximum of 4,000,0000 shares of our common stock) and no non-employee directors shall receive more than 200,000 shares of our common stock.

Amendment and Termination. Our board of directors may amend or terminate the 2015 Plan at any time. Notwithstanding the foregoing, neither the board of directors nor the compensation committee shall, without stockholder approval, amend the plan in any manner that requires stockholder approval.

The summary of the 2015 Plan provided above is a summary of the principal features of the 2015 Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2015 Plan. It is qualified in its entirety by reference to the full text of the 2015 Plan which is attached as Appendix A to this proxy statement.

Summary of Federal Income Tax Consequences of Awards Granted under the 2015 Equity Incentive Plan

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to ShoreTel and participants in the 2015 Plan with respect to awards granted under the 2015 Plan. U.S. federal tax laws may change and U.S. federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Tax Treatment of the Participant

Incentive Stock Options. An optionee will recognize no income upon the grant of an ISO and will incur no tax upon exercise of an ISO unless for the year of exercise the optionee is subject to the alternative minimum tax (“AMT”). If the optionee holds the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date the ISO was exercised and for more than two years after the ISO’s grant date (the “required holding period”), then the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares upon the exercise of the ISO.

If the optionee disposes of ISO Shares prior to the expiration of the required holding period (a “disqualifying disposition”), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, and treated as long-term capital gain or short-term capital gain depending upon the amount of time the ISO Shares were held by the optionee.

Alternative Minimum Tax. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO,

ShoreTel, Inc. Proxy Statement 2015

there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonqualified Stock Options. An optionee will not recognize any taxable income at the time a NSO is granted. However, upon exercise of a NSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee’s exercise price. The included amount must be treated as ordinary income by the optionee and will be subject to income tax withholding by ShoreTel if the optionee is an employee. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as long-term or short-term capital gain or loss depending upon the amount of time the NSO shares were held by the optionee.

Restricted Stock Units. In general, no taxable income is realized upon the grant of a RSU award. The participant will generally include in ordinary income, which will be subject to income tax withholding by ShoreTel if the participant is an employee, the fair market value of the shares of stock that are delivered to the participant upon settlement, which generally occurs at the time the RSUs vest. The 2015 Plan allows ShoreTel to withhold shares from the RSU award to satisfy the participant’s withholding tax obligation, with ShoreTel retiring those shares from issuance and being required to tender cash from its general funds to the applicable tax authorities in an amount equal to the value of the shares withheld.

Restricted Stock. A participant receiving restricted shares for services recognizes taxable income when the shares become vested. Upon vesting, the participant will include in ordinary income an amount, which will be subject to income tax withholding by ShoreTel if the participant is an employee, equal to the difference between the fair market value of the shares at the time they become substantially vested and any amount paid for the shares. Upon resale of the shares by the participant, subsequent appreciation or depreciation in the value of the shares is treated as long-term or short-term capital gain or loss depending on the amount of time the shares were held by the participant.

If the participant makes an election under Section 83(b) of the Code, the participant will include in income as ordinary income the fair market value of the shares of stock on the date of receipt of the award, less any purchase price paid for such shares. The income will be subject to withholding by ShoreTel (either by payment in cash or withholding out of the participant’s award). If the award is subsequently forfeited, the participant will not receive any deduction for the amount treated as ordinary income.

Stock Appreciation Rights. A grant of a stock appreciation right has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value of the shares or other consideration received is generally taxable to the recipient as ordinary income, which will be subject to income tax withholding by ShoreTel if the recipient is an employee.

Tax Treatment of ShoreTel

Subject to any withholding requirement, the standard of reasonableness, and (if applicable) Section 162(m) of the Code, ShoreTel generally will be entitled to a deduction to the extent any participant recognizes ordinary income from an award granted under the 2015 Plan.

ERISA Information

The 2015 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Accounting Treatment

ShoreTel will recognize compensation expense in connection with awards granted under the 2015 Plan as required under applicable accounting standards. ShoreTel currently recognizes compensation expense associated with equity awards over an award’s requisite service period and establishes fair value of equity awards in accordance with applicable accounting standards.

ShoreTel, Inc. Proxy Statement 2015

New Plan Benefits

Future awards to directors, executive officers, employees and other eligible participants under the 2015 Plan are discretionary and cannot be determined at this time. Further, since the number of shares subject to the restricted stock units to be granted to non-employee directors under the 2015 Plan depends on the fair market value of our common stock at future dates, it is not possible to determine the exact number of shares that will be subject to such future restricted stock unit awards.

Certain Interests of Directors

In considering the recommendation of our board of directors with respect to the approval of the 2015 Plan, stockholders should be aware that the members of our board of directors have certain interests that may present them with conflicts of interest in connection with such proposal. As discussed above, directors are eligible to receive awards under the 2015 Plan. Please see “Director Compensation” for more detail about equity grants to our non-employee directors. Our board of directors recognizes that approval of this proposal may benefit our directors and their successors.

The board of directors recommends a vote FOR the approval of the 2015 Plan.

ShoreTel, Inc. Proxy Statement 2015

DIRECTOR COMPENSATION

The following table provides information for our fiscal year ended June 30, 2015 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2015. Other than as set forth in the table and the narrative that follows it, during fiscal 2015 we did not pay any fees, grant any equity or non-equity awards, or pay any other compensation to our non-employee directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)		Stock Awards(3)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Mark F. Bregman	—	0		$148,889	(7)	—	—	$148,889
Gary J. Daichendt(4)	—	0		137,666	(8)	—	—	137,666
Kenneth D. Denman	—	0		161,126	(9)	—	—	161,126
Charles D. Kissner	—	0		193,888	(10)	—	—	193,888
Shane Robison(5)	—	$134,056	(6)	20,694	(11)	—	—	154,750
Constance Skidmore	—	0		150,111	(12)	—	—	150,111
Edward F. Thompson	—	0		162,091	(13)	—	—	162,091
Josef Vejvoda(14)	—	—		—		—	—	—
(1)	Commencing in the first fiscal quarter, all non-employee directors elected to receive shares of our common stock in lieu of a cash retainer. The non-employee directors electing to receive shares of our common stock in lieu of cash compensation received shares of our common stock having a value equal to 120% of the cash retainer payable for the year, instead of cash. See “— Cash Compensation” below.

(2)	Under Accounting Standards Codification Topic 718 (ASC 718), we estimated the fair value of the option to purchase shares of our common stock described in footnote 6 of this table using the Black-Scholes option pricing model based on the following assumptions — Expected life: 5.04 - 5.09 years, Risk free interest rate: 1.45 - 1.70%, Volatility: 49 - 50%, and Dividend yield: 0% as we have not paid and, as of the date of grant, did not anticipate paying dividends in the foreseeable future. See Footnote 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the assumptions used.

(3)	In fiscal 2015, each non-employee director was granted 11,000 restricted stock units, which vest on November 2015, the one year anniversary of the date of grant (“Director RSUs”), except Mr. Robison, who joined the board of directors after the Director RSUs were made for fiscal 2015. The grant date fair value of each Director RSUs was $90,090. The award was an automatic annual grant made pursuant to our non-employee director compensation policy. See “— Equity Awards” below.
(4)	Mr. Daichendt resigned from the board of directors on February 12, 2015.
(5)	Mr. Robison was appointed to the board of directors on February 12, 2015.
(6)	In connection with Mr. Robison’s appointment to the board of directors, he was granted an initial option to purchase 40,000 shares of our common stock at an exercise price of $7.51 per share, the fair market value of our common stock on the date of grant. The option has a ten-year term and terminates three months following the date Mr. Robison ceases to be a member of our board of directors, or 12 months afterwards if such cessation is due to death or disability. The shares of our common stock subject to the option will vest and become exercisable as to 1/48th of the shares of our common stock subject thereto each month after the grant date over four years. The vesting of the shares of our common stock subject to the option will accelerate in full in the event of a change of control of ShoreTel. In addition, Mr. Robison will receive 11,000 Director RSUs on the date of the first annual stockholders meeting occurring after his first anniversary as a member of our board of directors and on the date of each annual stockholders meeting thereafter. See “— Equity Awards” below.

ShoreTel, Inc. Proxy Statement 2015

(7)	In lieu of a cash retainer amount of $49,000, we paid 8,534 fully-vested shares of our common stock. See “— Cash Compensation” below.
(8)	In lieu of a cash retainer amount of $39,644, we paid 6,845 fully-vested shares of our common stock. See “— Cash Compensation” below.
(9)	In lieu of a cash retainer amount of $59,200, we paid 10,324 fully-vested shares of our common stock. See “— Cash Compensation” below.
(10)	In lieu of a cash retainer amount of $86,500, we paid 15,065 fully-vested shares of our common stock. See “— Cash Compensation” below.
(11)	In lieu of a cash retainer amount of $17,250, we paid 3,046 fully-vested shares of our common stock. See “— Cash Compensation” below.
(12)	In lieu of a cash retainer amount of $50,015, we paid 8,715 fully-vested shares of our common stock. See “— Cash Compensation” below.
(13)	In lieu of a cash retainer amount of $60,000, we paid 10,450 fully-vested shares of our common stock. See “— Cash Compensation” below.
(14)	Mr. Vejvoda was appointed to the Board in October 2015 and did not receive compensation in fiscal 2015.

We compensate our non-employee directors with a combination of cash and equity.

Cash Compensation. Effective January 1, 2011, we implemented the following cash compensation program for our non-employee directors. Each non-employee director receives an annual retainer of $40,000. In addition, each non-employee director who is not a committee chair receives an annual retainer for each standing committee of our board of directors on which he or she serves equal to $4,000 for corporate governance and nominating committee service, $5,000 for compensation committee service, and $8,500 for audit committee service. The chairperson of our board of directors receives an annual retainer of $30,000 per year for service as chairperson of our board of directors. Each chair of a standing committee of the board of directors will receive an annual retainer of $8,000 for service as the corporate governance and nominating committee chair, $20,000 for service as the compensation committee chair, or $20,000 for service as the audit committee chair, for service in that capacity. Generally, annual retainers are paid in cash in quarterly installments at the end of each fiscal quarter.

In February 2008, the board of directors approved non-employee director compensation guidelines whereby non-employee directors may elect to receive a fully-vested award of shares of our common stock in lieu of the current annual cash retainer. Non-employee directors making this election receive shares of our common stock having a value equal to 120% of the cash retainer. For those non-employee directors that elect to receive shares of our common stock in lieu of the cash retainer, they must so elect at the beginning of the particular calendar year, which election will be binding for the full amount of the retainer for that year. The common stock is paid on a quarterly basis, on the last trading day of each fiscal quarter. All non-employee directors have made this election, and it has been effective since the third quarter of fiscal 2008.

In general, we do not pay fees to our non-employee directors for attendance at meetings of our board of directors and its committees. In extraordinary and limited circumstances, we may pay a fee of $500 for each telephonic meeting and $1,000 for each in-person meeting so long as two-thirds of the directors in attendance and not abstaining approve the payment thereof, assuming a quorum is present at the meeting. Our non-employee directors are reimbursed for reasonable travel expenses incurred in connection with their attendance at board or committee meetings. In addition, we allow the members of our board of directors to use our ShoreTel phone systems in their homes at no cost.

Equity Awards. Each non-employee director who becomes a member of our board of directors will be granted an initial option to purchase 40,000 shares of our common stock upon appointment or election to our board of directors. Each option granted to a non-employee director will have a ten-year term and terminate three months following the date the director ceases to be a member of our board of directors, or

ShoreTel, Inc. Proxy Statement 2015

12 months afterwards if such cessation is due to death or disability. Each option grant vests and becomes exercisable as to 1/48th of the shares of our common stock subject to the option each month after the grant date over four years. The vesting of options granted to our non-employee directors will accelerate in full in the event of a change of control of ShoreTel. In addition, a new non-employee director will receive a restricted stock unit award for 11,000 shares of our common stock on the date of the first annual stockholders meeting occurring after such new director’s first anniversary as a member of our board of directors and on the date of each annual stockholders meeting thereafter. Existing non-employee directors will receive a restricted stock unit award for 11,000 shares of our common stock on the date of the annual stockholders meeting occurring after such director’s second anniversary as a member of our board of directors and on the date of each annual stockholders meeting thereafter. Non-employee directors are also eligible to receive discretionary awards under the 2007 Plan.

ShoreTel, Inc. Proxy Statement 2015

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of August 28, 2015 by:

•	each of the named executive officers listed in the summary compensation table;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares owned as of August 28, 2015 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The number of shares beneficially owned and percentage of our common stock outstanding is based on 65,383,173 shares of our common stock outstanding on August 28, 2015. Except as otherwise noted below, the address for each person or entity listed in the table is c/o ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, CA 94085.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Named Executive Officers

Donald Joos(1)	643,171		*
Michael E. Healy(2)	512,545		*
Pankaj Malhotra(3)	46,835		*
Bharath Oruganti(4)	113,518		*
David Petts(5)	299,939		*
Mark F. Bregman(6)	128,962		*
Kenneth D. Denman(6)	163,688		*
Charles D. Kissner(7)	123,442		*
Shane Robison(8)	9,712		*
Constance Skidmore(9)	39,206		*
Edward F. Thompson(10)	128,048		*
Josef Vejvoda	—		*
All directors and executive officers as a group (15 persons)(11)	2,315,142	3.4

5% Stockholders

RGM Capital, LLC(12)	5,612,318	8.6
Park West Asset Management LLC(13)	5,244,230	8.0
*	Less than 1%
(1)	Includes options to purchase 615,457 shares that vest within 60 days of August 28, 2015.
(2)	Includes options to purchase 494,286 shares that vest within 60 days of August 28, 2015.
(3)	Includes options to purchase 42,745 shares that vest within 60 days of August 28, 2015.

ShoreTel, Inc. Proxy Statement 2015

(4)	Includes options to purchase 81,051 shares and 3,750 restricted stock units that vest within 60 days of August 28, 2015.
(5)	Includes options to purchase 256,458 shares that vest within 60 days of August 28, 2015.
(6)	Includes options to purchase 70,000 shares that vest within 60 days of August 28, 2015.
(7)	Includes options to purchase 11,667 shares that vest within 60 days of August 28, 2015.
(8)	Includes options to purchase 6,666 shares that vest within 60 days of August 28, 2015.
(9)	Includes options to purchase 16,666 shares that vest within 60 days of August 28, 2015.
(10)	Includes options to purchase 20,000 shares that vest within 60 days of August 28, 2015.
(11)	Includes options to purchase 1,775,263 options and 4,550 restricted stock units that vest within 60 days of August 28, 2015.
(12)	Based solely on a Schedule 13F-HR filed August 13, 2015. The address of RGM Capital is 9010 Strada Stell Court, Suite 105, Naples, Florida 34109.)
(13)	Based solely on a Schedule 13F-HR filed August 14, 2015. The address of Park West Asset Management LLC is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for our executive officers and directors were met during fiscal 2015.

ShoreTel, Inc. Proxy Statement 2015

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for fiscal 2015, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom we refer collectively in this discussion as our “Named Executive Officers”:

•	Don Joos, our President and Chief Executive Officer (our “CEO”);
•	Michael E. Healy, our Senior Vice President and Chief Financial Officer (our “CFO”);
•	Pankaj Malhotra, our Senior Vice President of Engineering;
•	Bharath Oruganti, our Senior Vice President of Services and Operations; and
•	David Petts, our Senior Vice President of Worldwide Sales

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee of our board of directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers during fiscal 2015.

Executive Summary

Fiscal 2015 Business Highlights

In fiscal 2015 we showed increased business momentum as we made strategic investments, expanded our geographic footprint, and continued shifting ShoreTel towards a recurring revenue business model. We continued our investments in the development of ShoreTel Connect, our common platform based on a single software code, which began its rollout in August 2015. While making these strategic investments and shifting the business model, we continued to simultaneously achieve revenue growth and generate records for non-GAAP profitability and cash flow from operations. The rollout of ShoreTel Connect signifies the start of the final phase of our strategy, the Acceleration Phase, during which we expect to have an acceleration of hosted revenue, a further expansion of our international cloud offering and recurring revenue becoming a greater percent of our total revenue.

Financial Performance

•	Total Revenues for 2015 were $360.7 million, a 6% increase over total revenue of $339.8 million in 2014.
•	Hosted Revenues for 2015 were $106.4 million, a 19% increase over hosted revenue of $89.1 million in 2014.
•	2015 non-GAAP operating income was $23.8 million, a 41% increase over non-GAAP operating income of $16.9 million in 2014 (see Appendix B for a reconciliation of these Non-GAAP financial measures to results reported under GAAP).
•	Generated $41.1 million in cash flow from operations in 2015, and closed the year with cash and cash equivalents totaling $90.2 million, a 61% increase over cash and cash equivalents of $56.1 million at June 30, 2014.

ShoreTel, Inc. Proxy Statement 2015

*	See Appendix B for a reconciliation of these Non-GAAP financial measures to results reported under GAAP.

Strategic Performance

•	Began the rollout of our next generation common platform, ShoreTel Connect for both cloud and On-site deployments in August 2015.
•	Continued to expand our channel partner community focused on cloud-based opportunities to nearly 400 partners signed up to sell our cloud offering.
•	Broadened our cloud go-to-market strategy through go-to-market relationships with Hewlett-Packard, Ingram Micro, Inc. and ScanSource, Inc.

ShoreTel, Inc. Proxy Statement 2015

•	Expanded our geographic presence by hiring a Managing Director for Asia Pacific and opening an R&D, Sales and Service office in India.
•	Introduced our first international cloud offering with a launch in the United Kingdom.
•	Achieved several operational infrastructure milestones including the consolidation of our CRM, Service Portal, website and configuration tools to support and drive revenue growth.

Fiscal 2015 Compensation Highlights

Consistent with these strong results, the Compensation Committee determined that our Named Executive Officers had earned cash bonuses, equity awards and, in some cases, base salary increases, in recognition of company and individual performance, as further discussed in this section. In summary, the Compensation Committee determined as follows (see “Executive Compensation – Fiscal 2015 Summary Compensation Table” for further details):

Fiscal 2015 Named Executive Officer Summary Non-Equity Incentive Plan Compensation and Equity Awards

In fiscal 2015, we paid the following non-equity incentive plan compensation and made the following equity awards to our Named Executive Officers:

	Non-Equity Incentive Plan Compensation for FY2015		Grant of RSUs(1)	Grant of Stock Options(2)
Mr. Joos	$333,300		80,000	253,000
Mr. Healy	133,346		25,000	85,000
Mr. Malhotra	96,668		15,000	50,000
Mr. Oruganti	107,768		25,000	50,000
Mr. Petts	259,408	(3)	25,000	90,000
(1)	Represents restricted stock units granted on August 15, 2014. The shares underlying the stock units vest as to 25% of the shares in August 2015, and vests one-fourth of the shares on each anniversary over three years thereafter. See “Executive Compensation – Grants of Plan-Based Awards During the Fiscal Year.”
(2)	Represents shares subject to an outstanding stock option granted on August 15, 2014 at an exercise price of $6.61 per share. The option vests as to 25% of the shares in August 2015, and 1/48 of the shares each month over three years thereafter. See “Executive Compensation – Grants of Plan-Based Awards During the Fiscal Year.”
(3)	As our Senior Vice President of Worldwide Sales, during fiscal 2015, Mr. Petts participated in our fiscal 2015 Sales Incentive Plan. See “Executive Compensation – Fiscal 2015 Summary Compensation Table.”

Pay-for-Performance Assessment

Our executive compensation philosophy, which is embodied in the design and operation of our short-term and long-term incentive compensation plans, is designed to ensure that a substantial portion of the compensation for our executive officers, including our Named Executive Officers is contingent on our ability to meet and exceed our annual and long-term financial and operational objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long-term value creation. Our commitment to a “pay-for-performance” compensation philosophy is reflected in the following aspects of our executive compensation program:

•	A substantial portion of our executive officers’ target total cash compensation opportunity is performance-based. For fiscal 2015, approximately 50% of the target total cash compensation

ShoreTel, Inc. Proxy Statement 2015

opportunities of our CEO and Mr. Petts, and approximately 33%, on average, of the target total cash compensation opportunities of our other Named Executive Officers was contingent on our executive team meeting and exceeding the objectives of our annual operating plan. For fiscal 2015, the cash bonus earned by our Named Executive Officers (other than Mr. Petts) was approximately 78% of their target total cash bonus opportunity (for Mr. Petts the payment was approximately 86% of his target total cash bonus opportunity), largely as a result of our below-target financial performance.

•	A significant portion of our executive officers’ target total direct compensation is provided in the form of stock options to purchase shares of our common stock. We consider these equity awards to be performance-based because they require the market price of our common stock to increase over time for our executive officers to realize any value from these awards. When our stock price does not grow, our executive officers realize little, if any, value from their awards. We believe this is appropriate because our stockholders also will not have benefited significantly from owning our common stock. For fiscal 2015, approximately 35% of the target total direct compensation opportunity of our CEO, and approximately 25%, on average, of the target total direct compensation opportunities of our other Named Executive Officers were granted in the form of stock options. For fiscal 2015, the grant date fair value of these stock options ranged from $755,686 for our CEO to $205,350, on average, for our other Named Executive Officers.

•	While we strive to offer fully-competitive target total direct compensation opportunities for each of our executive officers to recognize the experience, industry expertise, and leadership that he or she brings to us, the actual amounts received or “realized” by each executive officer from his or her compensation package is highly dependent on the ability of our executive team to achieve financial results and meet key operational milestones over an extended period of time and can be adjusted by our CEO (except in the case of Mr. Petts) based on the executive officer’s individual performance as assessed against his or her management objectives.

•	The Compensation Committee monitors our executive compensation program and updates and refines our executive compensation policies and practices as appropriate to enhance our compensation philosophy.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2015:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.
•	Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2015 compensation reviews. This consultant performed no consulting or other services for us in fiscal 2015.

•	Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on us.

•	Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

ShoreTel, Inc. Proxy Statement 2015

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as short-term and long-term incentives to align the interests of our executive officers and stockholders.

•	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers;

•	Limited Perquisites. We provide limited perquisites or other personal benefits to our executive officers;
•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits;
•	No Special Health or Welfare Benefit Plans. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;
•	“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both ShoreTel’s change-in-control plus a qualifying termination of employment before payments and benefits are paid);

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;
•	Hedging Prohibited. We prohibit our employees, including our executive officers, and directors from hedging our securities; and
•	Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.
•	“Claw-back” Policy. We intend to implement a clawback policy when the proposed rules issued by the SEC are final and consistent with Nasdaq listing standards.

Fiscal 2014 Stockholder Advisory Vote on Executive Compensation

At our Fiscal 2014 Annual Meeting of Stockholders, we submitted an advisory vote proposal on the compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote) for the consideration of our stockholders. Our stockholders approved the compensation of our Named Executive Officers with approximately 98% of the votes cast in favor of the proposal, excluding broker non-votes.

We believe that the outcome of the Say-on-Pay vote signals our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate the Named Executive Officers. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers.

At our Fiscal 2011 Annual Meeting of Stockholders, we submitted a proposal on the frequency of future shareholder advisory votes regarding the compensation of our Named Executive Officers (commonly known as a “Say-When-on-Pay” vote). An annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our board of directors determined that we will hold our Say-on-Pay votes on an annual basis. At the present time, we expect to hold the next Say-When-on-Pay vote at our fiscal 2017 Annual Meeting of Stockholders.

ShoreTel, Inc. Proxy Statement 2015

Executive Compensation Philosophy and Objectives

We compensate our executive officers, including our Named Executive Officers, based on overall corporate and individual performance. We design our compensation packages to enable us to recruit, motivate, and retain talented executive officers with proven experience. Because many of our executive officers, including our Named Executive Officers, lead our largest functions, they have the ability to directly influence overall company performance and, as a result, have a greater portion of their target total direct compensation opportunity tied to short-term and long-term incentives than most other employees. Further, we seek to align the interests of our executive officers and stockholders to promote the short-term and long-term growth of our business, and thereby increase stockholder value.

We have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth, free cash flow and profitability, and outstanding customer service.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation program (including our executive compensation policies and practices), approves the compensation of our executive officers, and administers our various equity compensation plans. Currently, the Compensation Committee consists of Mark F. Bregman, Kenneth D. Denman (chairperson), and Shane Robison. Prior to Mr. Daichendt’s retirement from our board of directors in February 2015, Mr. Daichendt served as Compensation Committee chairperson. Each member of the Compensation Committee is (i) an “independent” director under the rules of the Nasdaq Stock Market, (ii) an “outside” director as defined in Section 162(m) of the Code, and (iii) a “non-employee” director within the meaning of Exchange Act Rule 16b-3.The Compensation Committee has adopted a written charter approved by our board of directors, which is available on our website at www.shoretel.com under “About ShoreTel” – “Investor Relations” — “Corporate Governance/Leadership.”

The Compensation Committee reviews and approves the various elements of our executive officers’ compensation (other than for our CEO), as well as any employment arrangements with our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including our Named Executive Officers, is consistent with our executive compensation philosophy and objectives.

With respect to our CEO, the Compensation Committee formulates and recommends the form and amount of his compensation to the independent members of our board of directors. The independent members of our board of directors then approve the form and amount of our CEO’s compensation.

Role of Management

The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. The Vice President of Human Resources regularly participated in meetings of the Compensation Committee during fiscal 2015. In addition, our General Counsel also regularly attended meetings of the Compensation Committee to provide support and assistance with respect to the legal implications of our compensation decisions.

Our CEO and CFO also regularly participate in Compensation Committee meetings, providing management input on organizational structure, executive development, and financial analysis. Our CEO provided recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our executive officers and how to use incentive compensation to further our growth. Our executive officers are not present when their specific compensation arrangements are discussed.

ShoreTel, Inc. Proxy Statement 2015

The Compensation Committee has delegated to a subcommittee consisting of our CEO and CFO the authority to approve cash awards and grant equity awards to non-executive officer employees within certain guidelines. For additional information on this delegation of authority, see “Other Compensation Policies - Equity Award Grant Policy” below.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2015, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia regularly attended meetings of the Compensation Committee, responded to committee members’ inquiries, and provided its analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2015 were as follows:

•	Assisted in the review and updating of our compensation peer group;
•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group;
•	Provided advice with respect to compensation best practices and market trends for executive officers and directors;
•	Assisted with the design of the short-term and long-term incentive compensation plans for our executive officers;
•	Assessed our compensation risk profile and reported on this assessment;
•	Analyzed the director compensation levels and practices of the companies in our compensation peer group; and
•	Provided ad hoc advice and support throughout the year.

Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of The Nasdaq Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

During fiscal 2015, the Compensation Committee used the following compensation peer group, which is slightly different from that used in fiscal 2014 and was developed during fiscal 2014 with the assistance of Compensia based on an evaluation of companies that it believed were comparable to us with respect to operations, revenue level, industry segment, and market conditions, as a reference source in its executive compensation deliberations:

8X8	ADTRAN	Broadsoft
CalAmp	Calix	Emulex
Extreme Networks	InContact	Infinera
Infoblox	Inteliquent*	Interactive Intelligence
Internap Network Services	Ixia	Limelight Networks
Live Person	LogMeIn	Oplink Communications
Premiere Global Services	RingCentral	Sonus Networks
VASCO Data Security
*	Formerly Neutral Tandem

ShoreTel, Inc. Proxy Statement 2015

The companies in our compensation peer group were U.S.-based companies involved in the networking, telecommunications, and cloud-based industries, and, therefore, were representative of the companies with which we compete for executive talent. In addition, these companies had a similar revenue level (generally, 0.3x to 1.9x our revenue level) and market capitalization (generally, 0.4x to 3.0x our market capitalization). Compensation peer group comparison data were collected from publicly-available information contained in the SEC filings of the peer group companies, as well as from the Radford Global Technology Survey. The Compensation Committee uses the Radford survey as a source of market data and other information related to trends and competitive practices in executive compensation.

In developing this peer group, we removed Globecomm Systems (which was taken private) and Symmetricom (which was acquired) from our prior peer group. We also removed Communications Systems and iPass, each of which was deemed to be no longer similar to us when evaluated on the basis of market capitalization. In their place, we added five networking equipment and services companies with market capitalizations ranging from approximately $315 million to $1.5 billion – ADTRAN, Emulex, Infoblox, InContact, and Ixia. We also added RingCentral, a cloud phone systems provider that had completed its initial public offering in 2013.

Compensation Elements

Our executive officers, including our Named Executive Officers, are compensated through the following compensation elements, each designed to achieve one or more of our overall objectives in fashioning compensation:

Compensation Element	How Determined	Objective	Philosophy
Base Salary	Market data and scope of executive officer’s role and responsibilities	Attract and retain experienced executive officers	Reflect scope of duties and responsibilities

Annual Cash Bonuses	Based on achieving corporate objectives consistent with annual operating plan	Motivate executive officers to achieve corporate objectives	Reflect scope of duties and responsibilities

	Cash bonuses are subject to adjustment based on individual performance during the performance period	Tie a substantial portion of target cash compensation opportunity to achievement of corporate objectives and individual performance	Substantial portion of cash compensation opportunity based on short-term Company performance

Long-Term Incentive Compensation	Market data, scope of executive officer’s duties and responsibilities, and value of existing equity awards	Attract and retain experienced executive officers	Long-term incentive compensation emphasized over base salaries

		Align interests of executive officers and stockholders	Significant portion of executive compensation tied to stockholder value creation

Base Salary

Effective April 1, 2015, the Compensation Committee increased Mr. Oruganti’s annual base salary from $250,000 to $285,000 due to his increased role and responsibilities and a review of competitive market data for such a role.

ShoreTel, Inc. Proxy Statement 2015

In May 2015, the Compensation Committee reviewed the base salary of each of our executive officers, including our Named Executive Officers, and compared their base salaries to those of the executives holding comparable positions at the companies in the compensation peer group. As a result of this comparison and its assessment of our fiscal 2015 performance, the Compensation Committee determined to adjust the base salaries for our Named Executive Officers effective July 1, 2015 (except for Mr. Oruganti, whose annual base salary was increased effective April 1, 2015 as described above) as follows:

Named Executive Officer	Base Salary effective July 1, 2015	Base Salary prior to July 1, 2015		Percentage Increase
Mr. Joos	$440,000	$440,000		—
Mr. Healy	$340,000	$328,000		3.7%
Mr. Malhotra	$295,000	$285,000		3.5%
Mr. Oruganti	$285,000	$250,000	(1)	14%
Mr. Petts	$310,000	$300,000		3.3%
(1)	Effective April 1, 2015, the Compensation Committee increased Mr. Oruganti’s annual base salary from $250,000 to $285,000 due to his increased role and responsibilities and a review of competitive market data for such a role.

The base salaries of our Named Executive Officers for fiscal 2015 are set forth in the “Fiscal 2015 Summary Compensation Table” in “Executive Compensation” below.

Annual Cash Bonuses

We use annual cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses constitute a significant percentage of the target total direct compensation opportunity of our executive officers.

Typically, the Compensation Committee establishes cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our corporate and their individual performance over our fiscal year. The cash bonus plan is designed to pay above-target bonuses when we exceed our annual financial objectives and below-target bonuses when we do not achieve these objectives.

In August 2014, the Compensation Committee determined to award cash bonuses to our executive officers, including our Named Executive officers, pursuant to the cash bonus plan for fiscal 2015 (the “Fiscal 2015 Bonus Plan”). The Fiscal 2015 Bonus Plan provided for an “advance” feature at the end of the first half of fiscal 2015, subject to an ultimate adjustment and reconciliation at the end of the fiscal year.

Target Cash Bonus Opportunities

The target cash bonus opportunity for each of our Named Executive Officers, other than Mr. Petts (who participated in a separate sales incentive plan), under the Fiscal 2015 Bonus Plan was expressed as a percentage of base salary, with a threshold cash bonus opportunity equal to 50% of the target bonus opportunity and a maximum cash bonus opportunity equal to 150% of the target bonus opportunity, as follows:

Named Executive Officer	Threshold Award (as a percentage of base salary)	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Mr. Joos	50%	100%	150%
Mr. Healy	25%	50%	75%
Mr. Malhotra	22.5%	45%	67.5%
Mr. Oruganti	25%	50%	75%

ShoreTel, Inc. Proxy Statement 2015

Corporate Performance Measures

The Fiscal 2015 Bonus Plan was designed to reward our participating Named Executive Officers for their performance as measured in the following specific areas:

•	revenue achievement;
•	free cash flow;
•	non-GAAP operating margin percentage;
•	cloud bookings growth percentage;
•	certain strategic objectives; and
•	net promoter score (a customer satisfaction measure used in various industries).

For purposes of the Fiscal 2015 Bonus Plan, “free cash flow” is defined as cash flow from operations less capital expenditures.

For purposes of the Fiscal 2015 Bonus Plan, “non-GAAP operating margin percentage” excludes certain stock-based compensation expense, amortization of acquisition-based intangibles which are non-cash charges, and other items that management does not consider core to its operations.

The corporate performance measures selected by the Compensation Committee for the Fiscal 2015 Bonus Plan reflected its belief that, as a “growth company,” our executive officers should be rewarded for revenue and cloud bookings growth, but only if that growth was achieved in accordance with our non-GAAP profitability plan, free cash flow plan, and achievement of key strategic objectives. The “net promoter score” is a key objective of the Company, given that customer experience remains a differentiator for us. The Compensation Committee considered the selected performance measures to be the best indicators of financial success and stockholder value creation.

For our participating Named Executive Officers, the corporate performance measures, their respective weighting, and the threshold and maximum target levels used to determine their cash bonuses are set forth below.

Each participating Named Executive Officer’s bonus earned for fiscal 2015 was based on the performance criteria set forth below, while the Fiscal 2015 Bonus Plan also included an opportunity to earn up to approximately half of the target award after the first six months of the fiscal year if performance was tracking at an above-target level. The Fiscal 2015 Bonus Plan includes a “true-up” feature to ensure that above-target awards were not earned for performance during the first six months that was not sustained through the full fiscal year.

Corporate Performance Measure	Weighting	Payment Threshold/ Maximum
Revenue	35%	50%	150%
Free cash flow	10%	50%	150%
Non-GAAP operating margin percentage	20%	50%	150%
Cloud Bookings Growth percentage	25%	75%	175%
Specific strategic objective #1	10%	100% if achieved, 0% if not achieved
Specific strategic objective #2	+ 5%	NA	NA
Net Promoter Score	+/- 5%	NA	NA

For purposes of the Fiscal 2015 Bonus Plan, achievement of the threshold revenue, free cash flow, and non-GAAP operating margin percentage would yield a 50% payment with respect to each of those respective performance measures, and achievement of the maximum revenue, free cash flow, and non-GAAP operating margin percentage would yield a 150% payment with respect to each of those respective performance measures. For purposes of the Fiscal 2015 Bonus Plan, achievement of the

ShoreTel, Inc. Proxy Statement 2015

threshold cloud bookings growth percentage would yield a 75% payment with respect to that performance measure, and achievement of the maximum cloud bookings growth percentage would yield a 175% payment with respect to that performance measure. Payouts were interpolated for actual performance within this range.

The Fiscal 2015 Bonus Plan also included a strategic objective related to product development, achievement of which would yield a 100% payment and failure to achieve such objective would yield a 0% payment. The Fiscal 2015 Bonus Plan also included net promoter score multiplier which could increase or reduce the bonus payment based on the results of customer surveys and a specific strategic objective multiplier related to product development, which could increase the bonus payment.

Our performance against each of the corporate performance measures was used to determine the size of the bonus pool under the Fiscal 2015 Bonus Plan. The bonus pool was equal to the product of (a) a percentage determined under the Fiscal 2015 Bonus Plan, based on the extent to which the performance measures for the performance period were achieved, multiplied by (b) a dollar amount equal to 100% for our CEO, 50% for our CFO and for Mr. Oruganti, and 45% for our other Named Executive Officers, multiplied by each executive officer’s pro-rated annual base salary.

Individual Performance Assessment

Each Named Executive Officer’s individual performance was evaluated by the Compensation Committee and his or her tentative cash bonus payment for each six-month performance period was subject to adjustment based on the Compensation Committee’s assessment of such performance. Prior to such evaluation, our CEO provided the Compensation Committee with an assessment of each Named Executive Officer’s performance other than himself for each six-month period.

For fiscal 2015, the maximum cash bonus payment for any Named Executive Officer under the Fiscal 2015 Bonus Plan was 150% of his or her target cash bonus opportunity, although total payments under the Fiscal 2015 Bonus Plan cannot exceed the amount of the Fiscal 2015 bonus pool.

Fiscal 2015 Cash Bonus Performance Achievement Levels and Decisions

The target levels for the corporate performance measures for fiscal 2015 under the Fiscal 2015 Bonus Plan, and our actual performance for fiscal 2015 against those measures, were as follows:

Corporate Performance Measure	Target Performance Level	Actual Achievement	Performance Attainment	Payment Percentage
Revenue	$351,089,000	$360,689,000	103%	40%
Free cash flow	$19,378,000	$29,752,000	150%	15%
Non-GAAP operating margin percentage	4.08%	6.6%	150%	30%
Cloud Bookings Growth percentage	Minimum level not met	Minimum level not met	0%	0%
Strategic objectives	Not met	Not met	0%	0%

For fiscal 2015:

•	we achieved a revenue level that was equal to 103% of our annual operating plan, which, based on a 35% weighting factor, yielded a 40% payment of the revenue performance measure;
•	we achieved a free cash flow level that was equal to the capped 150% of our annual operating plan, which, based on a 10% weighting factor, yielded a capped 15% payment of the free cash flow performance measure; we achieved a non-GAAP operating margin level that was equal to 150% of our annual operating plan, which, based on a 20% weighting factor, yielded a 30% payment of the non-GAAP operating margin performance measure;
•	we achieved a cloud bookings growth percentage that yielded a 0% payment of the cloud bookings growth percentage performance measure; and
•	we did not achieve the specific strategic objectives which yielded a 0% payment of these performance measures.

ShoreTel, Inc. Proxy Statement 2015

When the Compensation Committee deducted the negative 5% attainment related to customer satisfaction ratings, we achieved approximately80% of the target level for the Fiscal 2015 Bonus Plan performance measures. Consequently, the actual cash bonuses paid to our Named Executive Officers under the Fiscal 2015 Bonus Plan, after applying the CEO’s / board of directors’ performance ratings, were as follows:

Named Executive Officer	Cash Bonus Payments for the First Half of Fiscal 2015	Cash Bonus Payments for the Second Half of Fiscal 2015	Total Cash Bonus Payments for Fiscal 2015
Mr. Joos	$165,000	$168,300	$333,300
Mr. Healy	$59,655	$73,691	$133,346
Mr. Malhotra	$43,284	$53,384	$96,668
Mr. Oruganti	$50,156	$57,612	$107,768

Incentive Sales Arrangements for Mr. Petts

As our Senior Vice President of Worldwide Sales, during fiscal 2015 Mr. Petts participated in our fiscal 2015 Sales Incentive Plan. Under this plan, Mr. Petts was eligible to receive an incentive with an annual bonus target of $300,000 (payable monthly and adjusted based on a fiscal quarterly quota) based on our performance as measured and weighted against the following financial measures. For fiscal 2015, the financial measures were:

•	Total Revenue – weighted 40%. Pursuant to this component of his individual incentive plan, Mr. Petts was eligible to receive an 80% payout if we achieved 80% of our annual revenue target and 1150% payout if we achieved 250% of our annual revenue target, with payouts interpolated for actual performance within this range, and no maximum payout cap.

•	Cloud Bookings Growth percentage – weighted 40%. Pursuant to this component of his individual sales incentive plan, Mr. Petts was eligible to receive a 50% payout if we achieved 50% of our annual cloud bookings growth percentage target and 350% payout if we achieved 150% of our annual cloud bookings growth percentage target, with payouts interpolated for actual performance within this range, and no maximum payout cap.

•	Operating margin percentage – weighted 10%. Pursuant to this component of his individual incentive plan, Mr. Petts was eligible to receive a 50% payout if we achieved 50% of our annual gross margin percentage target and 150% payout if we achieved 150% of our annual gross margin percentage target, with payouts interpolated for actual performance within this range, with a maximum payout cap of 150% on this element.

•	Strategic objective – weighted 10%. Pursuant to this component of his individual incentive plan, Mr. Petts was eligible to receive a $30,000 payout if we achieved this strategic objective, with a maximum payout cap of $30,000.
•	Net promoter score multiplier which could increase or reduce the incentive payment by 5% based on the results of customer surveys.
•	Strategic objective multiplier which could increase the incentive payment by 5%.

Following the end of fiscal 2015, the Compensation Committee determined that Mr. Petts had earned an incentive in the amount of $259,408, which equaled approximately 86% of his total incentive opportunity for the year, as follows:

Performance Measure	Portion of Incentive Plan Attributable to Performance Measure	Actual Incentive Payable with Respect to Performance Measure	Percentage of Incentive Paid in Relation to Incentive Plan
Total Revenue	$120,000	$145,775	121%
Operating Margin Percentage	$30,000	$42,725	142%
Cloud Bookings Growth percentage	$120,000	$84,561	70%
Strategic Objective	$30,000	$(13,653)	-45%

ShoreTel, Inc. Proxy Statement 2015

Long-Term Incentive Compensation

Our long-term incentive compensation consists of equity awards in the form of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock to ensure that our executive officers, including our Named Executive Officers, have a continuing stake in our long-term success. The Compensation Committee believes that these types of equity awards best meets our overall goals of alignment with long-term performance and stockholder value creation, and retention of our key executive officers.

In determining the size of the long-term incentive compensation awards for our executive officers, the Compensation Committee considers our performance against our long-term strategic plan, each individual executive officer’s performance against his or her performance objectives, market data concerning comparative share ownership levels, the extent to which the shares of our common stock subject to previously-granted equity awards are vested, and the recommendations of our CEO.

The equity awards granted to our Named Executive Officers during fiscal 2015 are set forth in the “Summary Compensation Table” and the “Fiscal 2015 Grants of Plan-Based Awards During the Fiscal Year Table” below.

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We match contributions made to the plan by our employees on a dollar for dollar basis up to a maximum amount of $1,500 per annum, including our executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We had entered into a written employment agreement with Mr. Joos, our President and CEO, as described further in “Agreement with Mr. Joos” below. We also have extended written employment offer letters to our other executive officers. Each of these arrangements was approved on our behalf by our board of directors or the Compensation Committee, as applicable. We believe that these employment arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our board of directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and

ShoreTel, Inc. Proxy Statement 2015

skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our board of directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment arrangements provided for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and a recommendation for an equity award in the form of a stock option to purchase shares of our common stock.

Agreement with Mr. Joos

We entered into an Executive Employment Agreement with Mr. Joos that provides for his general employment terms effective August 12, 2013, including certain compensation provisions described below, and specified termination benefits in the event of a termination of employment without cause upon a change of control of us or a termination of employment without cause in absence of a change of control.

Salary and Bonus. Pursuant to the Executive Employment Agreement, Mr. Joos received an annual base salary of $385,000, less applicable withholding taxes, which is reviewed annually by the compensation committee with changes thereto being subject to the definition of Good Reason. Mr. Joos’ annual base salary as of June 30, 2015 was $440,000. Mr. Joos is eligible to receive an annual performance-based incentive bonus based on criteria established by our board of directors equal to 100% of Mr. Joos’ then-current base salary. Such target bonus may be increased at the discretion of the board of directors to a maximum of 150% of his then current base salary based on achievement of performance objectives determined by our board of directors.

Additional Benefits. We also pay for an annual physical for Mr. Joos. In addition, pursuant to his offer letter, Mr. Joos was to relocate to our headquarters, in Sunnyvale, California, within 12 months from his commencement of employment and receive a one-time reimbursement of up to $150,000 for such relocation costs. Until such relocation, we provided a $6,000 per month stipend for his business travel between Austin, Texas and our headquarters and for temporary living expenses. On August 15, 2014, our board of directors extended the $6,000 per month stipend through the remainder of 2014 and determined to have the payment of $100,000 of Mr. Joos’ second half fiscal 2014 cash bonus contingent upon Mr. Joos satisfying a relocation condition by December 31, 2014. Subsequently, the Board determined that Mr. Joos had satisfied the relocation condition and we made the $100,000 payment to Mr. Joos.

Equity Awards. Mr. Joos was granted an option to purchase 460,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. The option vests as to 25% of the shares subject thereto on the first anniversary of the grant date, with 1/48th of the shares subject to the options vesting on a monthly basis thereafter. The vesting of the options accelerates as described below.

Termination of Employment in Absence of a Change of Control. In the event of a termination of employment in the absence of a change of control and upon his execution of a binding release agreement within 21 days following his termination of service and resignation from our board of directors, Mr. Joos will be entitled to receive (in addition to any accrued benefits): (1) a lump sum payment in an amount equal to 18 months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for up to 18 months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to his timely election of COBRA coverage and only for so long as Mr. Joos is not covered by another group health plan, (3) a lump sum amount equal to his then-current target bonus, less any previously-paid advances on such bonus, prorated for the number of days of his service for such year, provided that if such termination were to occur in the second half of the fiscal year, the first half incentive plan funded percentage would be used and a performance rating factor of 1.0 in calculating the amount owed would be used, and (4) accelerated vesting of his outstanding and unvested option awards as if he had provided an additional six months of service following the date when he ceased providing services to us.

ShoreTel, Inc. Proxy Statement 2015

Termination of Employment Upon a Change of Control. In the event of a termination of employment in connection with a change of control and upon his execution of a binding release agreement within 21 days following his termination of service and resignation from our board of directors, Mr. Joos will be entitled to receive (in addition to any accrued benefits): (1) a lump sum payment in an amount equal to 18 months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA, subject to his timely election of COBRA coverage and only for so long as he is not covered by another group health plan; (3) a lump sum payment in an amount equal to 150% of his then-current target bonus, less applicable withholding taxes and (4) full acceleration of all of his equity awards. Mr. Joos is required to provide reasonable part-time transition services to us (or any successor) following a termination of employment without cause upon a change of control for a three month period in order to receive these benefits.

Post-Employment Compensation Arrangements

We have entered into written retention incentive agreements with each of our executive officers, including each of our Named Executive Officers other than Mr. Joos (whose employment agreement contains the relevant terms), which provide them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of us.

We provide these arrangements to encourage our executive officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our executive officers when they are evaluating a potential acquisition of us, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of our executive officers, including our Named Executive Officers, with consistent treatment that is competitive with current market practices.

For a detailed description of the post-employment compensation arrangements of our Named Executive Officers, see “Potential Payments Upon Termination or Change of Control” below.

Other Compensation Policies

Stock Ownership Policy

Currently, we do not have equity security ownership guidelines or requirements for our executive officers.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging Policies

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of our securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

ShoreTel, Inc. Proxy Statement 2015

Equity Award Grant Policy

Equity awards for newly-hired executive officers are typically made on the date that he or she commences employment. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates.

The Compensation Committee has delegated to a subcommittee consisting of our CEO and CFO the authority to approve cash awards and grant equity awards to non-executive officer employees, subject to the following guidelines:

•	Awards can only be granted to employees who are neither executive staff members reporting directly to our CEO, Section 16 officers, nor members of our board of directors.
•	Awards may be made for new hire grants subject to the further restrictions described below.
•	Awards may be made for promotions.
•	Awards may be made in special circumstances, such as for outstanding performance or for retention purposes.
•	Awards may be made in connection with our annual “refresh” grants subject to the further restrictions described below.
•	Awards outside the pre-approved ranges of the award grant guidelines approved by the Compensation Committee on an annual basis must be reported to the Compensation Committee.

Non-executive officer new hire grants and annual “refresh” grants may be granted outside of the pre-approved ranges in the award grant guidelines approved by the Compensation Committee so long as (a) the total of such awards granted are within the limits of the annual pool or budget previously approved by the Compensation Committee, and (b) the subcommittee reports to the Compensation Committee any such award that deviate from the award grant guidelines.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

ShoreTel, Inc. Proxy Statement 2015

Nonqualified Deferred Compensation

The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2015 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving our various compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs for our executive officers:

•	Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of base salary, annual cash incentives, and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•	Multiple Performance Measures – Our incentive compensation plans use multiple company-wide measures and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company.

•	The executive incentive plan is dependent on multiple performance measures including revenue, non-GAAP operating profit percentage, free cash flow, cloud bookings growth and strategic components. The plan does not pay out unless certain financial measure target levels are met.

•	The long-term incentives are equity-based, with four-year vesting for most equity grants to complement our annual cash based incentives.
•	Capped Incentive Awards – With the exception of Mr. Petts, awards under the executive incentive plan are capped at 150% of the target award level. As noted above in “Compensation Discussion and Analysis — Incentive Sales Arrangements for Mr. Petts,” there are components of Mr. Petts’ individual incentive plan which have no maximum payout cap.

Additionally, the Compensation Committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment and the factors noted above, the Compensation

ShoreTel, Inc. Proxy Statement 2015

Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. In making this evaluation, the Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by its compensation consultant, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and our board of directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Kenneth D. Denman (Chair)
Mark F. Bregman
Shane Robison

The foregoing report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

ShoreTel, Inc. Proxy Statement 2015

EXECUTIVE COMPENSATION

Executive compensation tables

The following table presents compensation information for our fiscal year ended June 30, 2015 paid to or earned by our Named Executive Officers.

Fiscal 2015 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(1)		Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Donald Joos(4)	2015	$440,000		—	$528,800	$755,686	$333,300	$153,668	(5)	$2,211,454
President and Chief	2014	373,466		—	—	1,142,824	427,054	66,000	(6)	2,009,344
Executive Officer	2013	280,000		—	106,504	287,514	84,000	—		758,018

Michael E. Healy	2015	328,000		—	165,250	253,887	133,346	—		880,483
Chief Financial	2014	306,667		—	111,000	127,965	191,063	—		736,695
Officer	2013	290,000		—	—	143,100	81,000	—		514,100

Pankaj Malhotra	2015	285,000		—	99,150	149,345	96,668	—		630,163
Chief Technical	2014	275,000		—	—	356,220	154,324	—		785,544
Officer

Bharath Oruganti(4)	2015	258,750		—	165,250	149,345	107,768	—		681,113
SVP Services &	2014	228,000		—	195,360	129,245	130,141	—		682,746
Operations

David Petts	2015	559,408	(7)	—	165,250	268,821	—	—		993,479
SVP of Worldwide	2014	640,879	(8)	—	111,000	127,965	—	—		879,844
Sales	2013	486,366	(9)	—	215,500	626,425	—	—		1,328,291
(1)	The amounts in this column include payments by us in respect of sales incentive payments, accrued vacation, holidays, and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.
(2)	Represents the aggregate grant date fair value under ASC 718. In fiscal 2015 we estimated the grant date fair value of stock option awards using the Black-Scholes option pricing model with the following assumptions — Expected life: 5.04 - 5.09 years, Risk free interest rate: 1.45 - 1.70%, Volatility: 49 - 50%, and Dividend yield: 0%. in fiscal 2014 we estimated the grant date fair value of stock option awards using the Black-Scholes option pricing model with the following assumptions — Expected life: 4.98-5.44 years, Risk free interest rate: 1.44-1.66%, Volatility: 51-66%, and Dividend yield: 0% — and in fiscal year 2013 we estimated the grant date fair value of stock option awards using the Black Scholes option valuation model with the following assumptions —— Expected life: 5.32-5.48 years, Risk free interest rate: 0.67-0.91%, Volatility: 68-69%, and Dividend yield: 0%.
(3)	Except as otherwise noted below, all non-equity incentive plan compensation was paid pursuant to a bonus incentive plan. For a description of this plan, see “Compensation Discussion and Analysis - Annual Cash Bonuses.”
(4)	Mr. Joos became President and CEO on August 12, 2013. Mr. Oruganti became Senior Vice President of Services and Operations on February 1, 2014 and his base salary was increased April 1, 2015 from $250,000 to $285,000.
(5)	Consists of a $6,000 per month stipend for Mr. Joos’ business travel between Austin, Texas and our headquarters and for temporary living expenses for 6 months during fiscal 2015, $9,351 of relocation expense, $100,000 of Mr. Joos’ second half fiscal 2014 cash bonus which the Board made

ShoreTel, Inc. Proxy Statement 2015

contingent on Mr. Joos satisfying a relocation condition by December 31, 2014, $2,000 cost of annual physical and $6,317 in imputed income from attending a sales incentive award trip.

(6)	Consists of a $6,000 per month stipend for Mr. Joos’ business travel between Austin, Texas and our headquarters and for temporary living expenses beginning on his appointment as President and CEO.
(7)	Includes $259,408 in incentive payments.
(8)	Includes $340,879 in incentive payments.
(9)	Includes $192,616 in incentive payments.

Grants of Plan-Based Awards During the Fiscal Year

The following table provides information with regard to grants of plan-based awards to each Named Executive Officer during our fiscal year ended June 30, 2015:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Number of Securities Underlying Awards(2)		Exercise Price of Option Awards(3)($)	Grant Date Fair Value of Stock Awards(6)
		Target($)	Maximum($)
Donald Joos	8/15/2014	—	—	253,000	(4)	$6.61	$755,686
	8/15/2014			80,000	(5)		528,800
	—	$440,000	$660,000	—		—	—

Michael Healy	8/15/2014	—	—	85,000	(4)	6.61	253,887
	8/15/2014	—	—	25,000	(5)	—	165,250
	—	164,000	246,000	—		—	—

Pankaj Malhotra	8/15/2014	—	—	50,000	(4)	6.61	149,345
	8/15/2014			15,000	(5)		99,150
	—	128,250	192,375	—		—	—

Bharath Oruganti	8/15/2014	—	—	50,000	(4)	6.61	149,345
	8/15/2014	—	—	25,000	(5)	—	165,250
	—	142,500	213,750	—		—	—

David Petts	8/15/2014	—	—	90,000	(4)	6.61	268,821
	8/15/2014	—	—	25,000	(5)	—	165,250
(1)	The amounts reported in these columns represent the annual bonuses payable pursuant to ShoreTel bonus plans for fiscal 2015. For a description of these plans, see “Compensation Discussion and Analysis — Annual Cash Bonuses.”
(2)	Each award was granted pursuant to our 2007 Plan.
(3)	Represents the fair market value of a share of our common stock on the grant date of the option, and represents the closing price of our common stock on grant date.
(4)	A stock option that vests as to 25% of the shares on the first anniversary of the grant date and vests as to 1/48 of the shares each month over the next three years thereafter.
(5)	A restricted stock unit that vests as to 25% of the shares on the first anniversary of the grant date and vests as to 25% of the shares each anniversary of the grant date over the next three years thereafter.
(6)	Represents the grant date fair value under ASC 718, we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions —

ShoreTel, Inc. Proxy Statement 2015

Expected life: 5.04 - 5.09 years, Risk free interest rate: 1.45 - 1.70%, Volatility: 49 - 50%, and Dividend yield: 0%;. See Footnote 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the assumptions used.

Equity awards may be subject to accelerated vesting upon involuntary termination or constructive termination of employment following a change of control of ShoreTel, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

Outstanding Equity Awards at June 30, 2015

The following table presents the outstanding stock options and restricted stock unit awards held as of June 30, 2015 by each Named Executive Officer:

	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price(2)	Option Expiration Date	Stock Awards - Shares of Units of Stock That Have Not Vested		Stock Awards – Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name	Exercisable	Unexercisable
Donald Joos	—	253,000	(4)	6.61	8/15/2024	—		—
	210,833	249,167	(5)	4.31	8/12/2023	—		—
	30,000	30,000	(6)	4.14	8/24/2022	—		—
	42,500	17,500	(7)	4.14	8/24/2022	—		—
	200,000	—	(8)	8.79	4/12/2021	—		—
	—	—		—	—	12,048	(9)	$81,685
	—	—		—	—	80,000	(10)	542,400
Michael Healy	—	85,000	(4)	6.61	8/15/2024	—		—
	22,916	27,084	(5)	4.44	8/15/2023	—		—
	192,412	—	(11)	4.82	2/3/2016	—		—
	100,000	—	(12)	5.08	5/6/2018	—		—
	50,000	—	(13)	4.55	8/17/2020	—		—
	52,708	2,292	(14)	8.02	8/15/2021	—		—
	30,000	30,000	(6)	4.14	8/24/2022	—		—
	—	—		—	—	18,750	(15)	127,125
	—	—		—	—	2,500	(16)	16,950
	—	—		—	—	25,000	(10)	169,500
Pankaj Malhotra	—	50,000	(4)	6.61	8/15/2024	—		—
	15,662	78,125	(17)	4.12	7/8/2023	—		—
	—	—		—	—	15,000	(10)	101,700
Bharath Oruganti	—	50,000	(4)	6.61	8/15/2024	—		—
	23,145	27,355	(5)	4.44	8/15/2023	—		—
	20,625	9,375	(18)	4.02	9/11/2022	—		—
	11,197	1,303	(19)	6.73	11/14/2021	—		—
	—	—		—	—	33,000	(15)	223,740
	—	—		—	—	7,500	(20)	50,850
	—	—		—	—	1,250	(21)	8,475
						25,000	(10)	169,500
David Petts	—	90,000	(4)	6.61	8/15/2024	—		—
	22,916	27,084	(5)	4.44	8/15/2023	—		—
	182,291	67,709	(22)	4.31	7/9/2022	—		—
						16,666	(23)	113,002
	—	—		—	—	18,750	(15)	127,125
	—	—			—	25,000	(10)	169,500

ShoreTel, Inc. Proxy Statement 2015

(1)	Each stock option was granted pursuant to our 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below for each option. Each of these equity awards expires 7 or 10 years from the date of grant. Certain of these stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “Employment, Severance and Change of Control Arrangements.”
(2)	Represents the closing price of our common stock on the date of grant.
(3)	Market value of shares or units of stock that have not vested is computed by multiplying $6.78, closing price on The Nasdaq Global Select Market of our common stock on June 30, 2015, by the number of shares or units.
(4)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in August 2015, and 1/48 of the shares each month over three years thereafter.
(5)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in August 2014, and 1/48 of the shares each month over three years thereafter.
(6)	Represents shares subject to an outstanding stock option. Performance-based grant with vesting tied to the 60-day average. The first 25% is eligible to vest beginning on the first anniversary of the grant date if the 60-day average stock price reaches $7.00 before the fourth anniversary of the grant date, the next 25% is eligible to vest beginning on the second anniversary of the grant date if the 60-day average stock price reaches $8.00 before the fourth anniversary of the grant date, the third 25% is eligible to vest beginning on the third anniversary of the grant date if the 60-day average stock price reaches $9.00 before the fourth anniversary of the grant date, and the last 25% is eligible to vest if the 60-day average stock price reaches $10.00 on the fourth anniversary of the grant date. The stock price performance will be evaluated on each one year anniversary of the date of grant over a four-year period. In the event the price thresholds are not met within four years from the date of grant, the shares do not vest and the option will terminate with respect to shares that did not vest. Upon a change in control of us, the stock price performance will be measured immediately prior to the closing of the change in control transaction, and the options will vest to the extent the requisite 60-day average targets have been met, or if the closing stock price on that date exceeds the dollar thresholds described above. The first 50% of shares subject to this option have vested as of June 30, 2015.
(7)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in August 2013, and 1/48 of the shares each month over three years thereafter.
(8)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in April 2012, and 1/48 of the shares each month over three years thereafter.
(9)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in July 2013 and vests 25% of the shares on each anniversary over three years thereafter.
(10)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in August 2015 and vests 25% of the shares on each anniversary over three years thereafter.
(11)	Represents shares subject to an immediately exercisable outstanding stock option. The option vested as to 25% of the shares in February 2010, and 1/48 of the shares each month over three years thereafter.
(12)	Represents shares subject to an immediately exercisable outstanding stock option. The option vested as to 50% of the shares in May 2010, and 1/48 of the shares each month over two years thereafter.

ShoreTel, Inc. Proxy Statement 2015

(13)	Represents shares subject to an immediately exercisable outstanding stock option. The option vested as to 50% of the shares in August 2012 and 1/48 of the shares each month over two years thereafter.
(14)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in August 2012, and 1/48 of the shares each month over three years thereafter.
(15)	Represents restricted stock units. The shares underlying the stock units vest as to 25% of the shares in August 2014, and vests one-fourth of the shares on each anniversary over three years thereafter.
(16)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in August 2012, and vests 25% of the shares on each anniversary over three years thereafter.
(17)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in July 2014, and vests as to 1/48 of the shares each month over three years thereafter.
(18)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in September 2013, and 1/48 of the shares each month over three years thereafter.
(19)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in November 2012, and 1/48 of the shares each month over three years thereafter.
(20)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in September 2013 and vests 25% of the shares on each anniversary over three years thereafter.
(21)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in November 2012 and vests 25% of the shares on each anniversary over three years thereafter.
(22)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in July 2013, and 1/48 of the shares each month over three years thereafter.
(23)	Represents restricted stock units. The shares underlying the restricted stock units vest as to one-third of the shares in July 2013 and vests one-third of the shares on each anniversary over two years thereafter.

Option Exercises and Stock Vested During Fiscal 2015

The following table shows the number of shares of our common stock acquired pursuant to the exercise of options and vesting of restricted stock unit awards by each Named Executive Officer during our fiscal year ended June 30, 2015 and the aggregate value realized upon the exercise or vesting of such awards. For purposes of the table, the value realized is based upon the fair market value of our common stock on the various exercise or vesting dates.

Name	Option Awards - Number of Shares Acquired Upon Exercise (#)	Option Awards - Value Realized on Exercise ($)	Stock Awards - Number of Shares Acquired on Vesting (#)	Stock Awards - Value Realized on Vesting ($)(1)
Donald Joos	—	—	6,024	$40,180
Michael Healy	—	—	10,250	67,753
Pankaj Malhotra	56,213	$195,694	—	—
Bharath Oruganti	—	—	16,000	107,160
David Petts	—	—	22,917	142,981
(1)	This amount was calculated by multiplying the closing market price of a share of common stock on the date of vesting by the number of shares of common stock that vested.

ShoreTel, Inc. Proxy Statement 2015

Employment, Severance and Change of Control Arrangements

Mr. Joos, our President and CEO, executed an Executive Employment Agreement in August 2013. Please see “Agreement with Mr. Joos” above.

Mr. Healy, our CFO, executed an offer letter in May 2007. The offer letter provides for “at-will” employment without any specific term. The offer letter established Mr. Healy’s starting annual base salary at $250,000. His annual base salary as of June 30, 2015 was $328,000. In addition, Mr. Healy was eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. As of June 30, 2015, Mr. Healy was eligible to participate at a bonus target of 50% of his annual salary. Mr. Healy also received a prepaid bonus of $30,000, which was forfeitable on a prorated basis had Mr. Healy voluntarily terminated his employment with us or was terminated for cause within the first 12 months of his employment. Pursuant to the offer letter, Mr. Healy was granted an option to purchase 324,999 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Healy also has a retention incentive agreement that provides for severance payments and benefits in the event of his termination of employment without cause. Please see “–Retention Incentive Agreements” below.

David Petts executed an offer letter in June 2012. The offer letter provides for “at-will” employment without any specific term. The offer letter established Mr. Petts’ starting annual base salary at $300,000. His annual base salary as of June 30, 2015 was $300,000. In addition, Mr. Petts is eligible to receive an annual variable compensation of $300,000 which will be based upon achievement of individual and corporate goals and objectives. Mr. Petts also was eligible to participate in a non-recoverable draw of 90% of the total variable bonus attainable for the first 90 days of employment. Pursuant to the offer letter, Mr. Petts was granted an option to purchase up to 250,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Petts was also granted a restricted stock unit award of 50,000 shares of our common stock, which vest over 3 years from the date of grant , with 33.3% vesting at the end of year one and the remaining shares vesting annually at 33.3% from the date of grant. Mr. Petts also has a retention incentive agreement that provides for severance payments and benefits in the event of his termination of employment without cause. Please see “–Retention Incentive Agreements” below.

Pankaj Malhotra executed an offer letter in May 2013. The offer letter provides for “at-will” employment without any specific term. The offer letter established Mr. Malhotra’s starting annual base salary at $275,000. His annual base salary as of June 30, 2015 was $285,000. In addition, Mr. Malhotra is eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual base salary. Pursuant to the offer letter, Mr. Malhotra was granted an option to purchase 150,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Malhotra also has a retention incentive agreement that provides for severance payments and benefits in the event of his termination of employment without cause. Please see “–Retention Incentive Agreements” below.

Bharath Oruganti executed an offer letter in September 2011. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Oruganti’s starting annual base salary at $190,000. His annual base salary as of June 30, 2015 was $285,000. In addition, Mr. Oruganti was eligible to participate in our company bonus plan at a bonus target of 25% of his annual base salary. Effective as of his promotion to Senior Vice President of Services and Operations on February 1, 2014, Mr. Oruganti is now eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 50% of his annual base salary. Mr. Oruganti also received a sign-on bonus of $7,500 which was payable after four months of employment. Mr. Oruganti also received relocation assistance up to $25,000, which he was obligated to repay to us if he voluntarily terminated his employment within the first 12 months of his employment. Pursuant to the offer letter, Mr. Oruganti was granted an option to purchase 12,500 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Oruganti also was granted a restricted stock unit award of 5,000 shares of our common stock, which vest over 4 years from the date of grant, with 25% vesting at each anniversary of the date of grant. Mr. Oruganti also has a retention incentive agreement that provides for severance payments and benefits in the event of his termination of employment without cause. Please see “–Retention Incentive Agreements” below.

ShoreTel, Inc. Proxy Statement 2015

The following table summarizes the estimated value of the benefits payable to each named executive officer pursuant to the arrangements in place on June 30, 2015 described above if their employment is terminated without cause:

Potential Payments on Termination or Change of Control

	Termination Absent a Change of Control				Termination following a Change of Control
Name	Salary($)		Acceleration of Equity Vesting(1)($)		Salary($)		Acceleration of Equity Vesting(1)($)
Donald Joos	$687,358	(2)	$176,162	(3)	$1,347,358	(4)	$1,407,939	(5)
Michael Healy	173,119	(6)	—		510,239	(7)	352,951	(8)
Pankaj Malhotra	152,240	(6)	—		432,729	(7)	238,509	(8)
Bharath Oruganti	153,427	(6)	—		449,354	(7)	413,262	(8)
David Petts	159,740	(6)	—		619,479	(7)	491,654	(8)
(1)	Calculated based on the termination or change of control taking place as of June 30, 2015, and the closing price of our common stock on that date of $6.78 per share.
(2)	Reflects continued base salary for 18 months following termination and reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA. Assumes zero days of service in the fiscal year in which the termination occurs for the 100% of annual target bonus.
(3)	Reflects accelerated vesting as if executive had provided an additional six months service from the termination date.
(4)	Reflects continued base salary for 18 months following termination, 150% of annual target bonus and reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA.
(5)	Reflects acceleration of all outstanding equity awards.
(6)	Reflects continued base salary for 6 months following termination and reimbursement of premiums paid for continuation coverage for 6 months pursuant to COBRA.
(7)	Reflects continued base salary for 12 months following termination, 100% of annual target bonus and reimbursement of premiums paid for continuation coverage for 12 months pursuant to COBRA.
(8)	Reflects acceleration of 75% outstanding equity awards.

Retention Incentive Agreements

Each of our named executive officers, other than Mr. Joos (whose employment agreement contains the relevant terms), have Retention Incentive Agreements. These Agreements provide for specified termination payments and benefits, replace any previously existing severance agreements with the named executive officer. The Agreements were adopted in an effort to establish consistency in our executive severance practices and to encourage retention of our executive talent.

The Agreement entered into with Messrs. Healy, Malhotra, Oruganti, and Petts provide for the following payments and benefits:

Termination in Absence of a Change of Control. In the event of employment termination without cause in the absence of a change of control of our company, and upon the execution of a binding release agreement, each individual will be entitled to receive (1) a lump sum payment in an amount equal to six months of his base salary, less applicable withholding taxes, and (2) reimbursement of premiums paid for continuation coverage for six months pursuant to COBRA.

Termination Upon a Change of Control. In the event of employment termination without cause upon a change of control of our company, and upon the execution of a binding release agreement, each individual will be entitled to receive (1) a lump sum payment in an amount equal to twelve months of base salary, less applicable withholding taxes, (2) a lump sum payment in an amount equal to 100% of annual

ShoreTel, Inc. Proxy Statement 2015

target bonus, less applicable withholding taxes, (3) acceleration of 75% of all outstanding equity awards, and (4) reimbursement of premiums paid for continuation coverage for twelve months pursuant to COBRA.

TRANSACTIONS WITH RELATED PERSONS

From July 1, 2012 to the present, there have been no (and there are no currently proposed) transactions in which ShoreTel was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the SEC.

ShoreTel has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our chief executive officer and senior financial officers, and standards and procedures for compliance with the code. The code can be found under the heading “Corporate Governance/Leadership” in the investor relations section of our website at www.shoretel.com.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the SEC. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

ShoreTel, Inc. Proxy Statement 2015

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for ShoreTel’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of ShoreTel’s consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal 2015, the audit committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the audit committee that ShoreTel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standards No. 61.

Deloitte & Touche LLP has also provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the audit committee’s discussions with management and Deloitte & Touche LLP and the audit committee’s review of the representations of management and the report of Deloitte & Touche LLP to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2015 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Edward F. Thompson (Chair)
Charles D. Kissner
Constance Skidmore

ShoreTel, Inc. Proxy Statement 2015

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in ShoreTel’s proxy statement and form of proxy relating to ShoreTel’s annual meeting of stockholders to be held in 2016 must be received by the secretary of ShoreTel at its principal executive offices no later than June 4, 2016. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

ShoreTel’s bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. Stockholders wishing to bring a proposal before the annual meeting to be held in 2016 (but not include it in ShoreTel’s proxy materials) must provide written notice of such proposal to the Secretary of ShoreTel at the principal executive offices of ShoreTel between July 29, 2016 and August 28, 2016.

If the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received by our secretary not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (i) the 75th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made by ShoreTel.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

ShoreTel invites its board members to attend its annual stockholder meetings, but does not require attendance. Five of ShoreTel’s board members attended the 2014 annual stockholder meeting.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of ShoreTel wishing to communicate with the board of directors may write to the board of directors at Board of Directors, c/o ShoreTel, 960 Stewart Drive, Sunnyvale, California 94085. An employee of ShoreTel, under the supervision of the chairperson of the board of directors, will forward these letters directly to the board of directors. Securityholders may indicate in their letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

ShoreTel has adopted a code of conduct and ethics that applies to ShoreTel’s directors, executive officers and employees, including its chief executive officer and chief financial officer. The code of conduct and ethics is available under the heading “Corporate Governance/Leadership” in the investor relations section of ShoreTel’s website at www.shoretel.com.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the annual meeting, and, so far as is known to the board of directors, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

Brilliantly Simple, M5, ShoreCare, ShoreTel, ShoreTel Sky, and the ShoreTel logo are trademarks or registered trademarks of ShoreTel, Inc. in the United States and/or other countries. All other trademarks, trade names and service marks herein are the property of their respective owners.

ShoreTel, Inc. Proxy Statement 2015

Appendix A

ShoreTel 2015 Equity Incentive Plan

2015 Equity Incentive Plan

ShoreTel, Inc. Proxy Statement 2015

SHORETEL, INC.

2015 Equity Incentive Plan

1.   PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2.   SHARES SUBJECT TO THE PLAN.

2.1   Number of Shares Available. Subject to Sections 2.5 and 22 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is seven million (7,000,000) Shares.

2.2   Lapsed, Returned Awards. Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (iii) are surrendered pursuant to an Exchange Program; or (iv) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. With respect to SARs, only Shares actually issued pursuant to a SAR will cease to be available under the Plan; all remaining Shares under SARs will remain available for future grant or sale under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

2.3   Minimum Share Reserve. The Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.4   Limitations On ISOs. No more than seven million (7,000,000) Shares shall be issued pursuant to the exercise of ISOs.

2.5   Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.4, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3.   ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, and Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, and Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than 2,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of 4,000,000 Shares in the calendar year in which they commence their employment.

ShoreTel, Inc. Proxy Statement 2015

4.   ADMINISTRATION.

4.1   Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan except however, the Board shall establish the terms for the grant of Awards to Outside Directors. The Committee will have the authority to:

(a)   construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)   prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)   select persons to receive Awards;

(d)   determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)   determine the number of Shares or other consideration subject to Awards;

(f)   determine Fair Market Value, if necessary;

(g)   determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate;

(h)   grant waivers of Plan or Award conditions;

(i)   determine the vesting, exercisability and payment of Awards;

(j)   correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k)   determine whether an Award has been earned;

(l)   determine the terms and conditions of any Exchange Program;

(m)   reduce or waive any criteria with respect to Performance Factors;

(n)   adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code; and

(o)   adopt rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(p)   make all other determinations necessary or advisable for the administration of this Plan;

(q)   delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law; and

(r)   exercise negative discretion on Performance Awards, reducing or eliminating the amount to be paid to Participants.

ShoreTel, Inc. Proxy Statement 2015

4.2   Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3   Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee administering the Plan in accordance with the requirements of Rule 16b-3 and Section 162(m) of the Code shall consist of at least two individuals, each of whom qualifies as (a) a Non-Employee Director under Rule 16b-3, and (b) an “outside director” pursuant to Code Section 162(m) and the regulations issued thereunder. At least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles.

4.4   Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5   Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries and Affiliates operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries and Affiliates shall be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof; and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the

ShoreTel, Inc. Proxy Statement 2015

foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.   OPTIONS. Options are rights to purchase Shares. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1   Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2   Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3   Exercise Period. Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4   Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11. The Exercise Price of a NQSO may be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant in the Committee’s discretion.

5.5   Method of Exercise. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as

ShoreTel, Inc. Proxy Statement 2015

provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6   Termination. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a)   Termination of Service. If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b)   Death. If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c)   Disability. If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

(d)   Cause. If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement or another agreement pursuant to which Cause is intended to apply to equity awards, Cause shall have the meaning set forth in the Plan.

5.7   Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8   Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated

ShoreTel, Inc. Proxy Statement 2015

thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9   Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10   No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.   RESTRICTED STOCK AWARDS.

6.1   Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2   Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. A Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3   Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement.

6.4   Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5   Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

ShoreTel, Inc. Proxy Statement 2015

7.   STOCK BONUS AWARDS.

7.1   Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2   Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3   Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment.

7.4   Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8.   STOCK APPRECIATION RIGHTS.

8.1   Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.2   Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3   Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the

ShoreTel, Inc. Proxy Statement 2015

Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4   Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code, to the extent Section 409A applies to such SAR.

9.   RESTRICTED STOCK UNITS.

9.1   Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares. All RSUs shall be made pursuant to an Award Agreement.

9.2   Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each RSU; provided that no RSU shall have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such Performance Factors (if any) during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3   Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code, to the extent Section 409A of the Code applies to such RSU.

9.4   Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10.   PERFORMANCE AWARDS.

10.1   Performance Awards. A Performance Award is an award to a Participant denominated in Shares that may be settled in cash, or by issuance of those Shares. Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.2   Types of Performance Awards. Performance Awards shall include Performance Shares, Performance Units, and cash-based Awards as set forth in Sections 10.2(a), 10.2(b), and 10.2(c) below.

(a)   Performance Shares. The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of Shares, the value

ShoreTel, Inc. Proxy Statement 2015

of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

(b)   Performance Units. The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.

(c)   Cash-Settled Performance Awards. The Committee may also grant cash-settled Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.

10.3   Terms of Performance Awards. The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each Performance Award shall be settled; (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the Performance Award. Prior to settlement the Committee shall determine the extent to which the Performance Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria. No Participant will be eligible to receive more than $10,000,000 in Performance Awards in any calendar year under this Plan.

10.4   Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11.   PAYMENT FOR SHARE PURCHASES.

Payment from Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)   by cancellation of indebtedness of the Company to the Participant;

(b)   by surrender of Shares held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)   by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d)   by consideration received by the Company pursuant to a broker-assisted and/or same day sale (or other) cashless exercise program implemented by the Company in connection with the Plan;

ShoreTel, Inc. Proxy Statement 2015

(e)   by any combination of the foregoing; or

(f)   by any other method of payment as is permitted by applicable law.

12.   GRANTS TO OUTSIDE DIRECTORS.

12.1   Types of Awards. Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. The aggregate number of Shares subject to Awards granted to an Outside Director pursuant to this Plan in any calendar year shall not exceed 200,000 Shares.

12.2   Eligibility. Awards pursuant to this Section 12 shall be granted only to Outside Directors. An Outside Director who is elected or re-elected as a member of the Board will be eligible to receive an Award.

12.3   Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Outside Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12.4   Election to Receive Award in Lieu of Cash. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards shall be issued under the Plan. An election under this Section 12.4 shall be filed with the Company on the form prescribed by the Company.

13.   WITHHOLDING TAXES.

13.1   Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or applicable Affiliate employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax or social insurance liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax or social insurance requirements or any other tax liability legally due from the Participant. The Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.

13.2   Stock Withholding. The Committee, as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or (d) withholding from proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company for the minimum amount required to be withheld.

14.   TRANSFERABILITY. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, such Award will contain

ShoreTel, Inc. Proxy Statement 2015

such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees.

15.   PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1   Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant shall be entitled to “Dividend Equivalent Rights” with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.

15.2   Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16.   CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17.   ESCROW. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

18.   NO REPRICING OR EXCHANGE PROGRAM ABSENT PRIOR STOCKHOLDER APPROVAL. Outstanding Awards may not, without prior stockholder approval, be subject to an Exchange Program.

19.   SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no

ShoreTel, Inc. Proxy Statement 2015

obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.   NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21.   CORPORATE TRANSACTIONS.

21.1   Assumption or Replacement of Awards by Successor. In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under the Plan shall be subject to the agreement evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction:

(a)   The continuation of an outstanding Award by the Company (if the Company is the successor entity).

(b)   The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption, will be binding on all selected Participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code.

(c)   The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of equivalent awards with substantially the same terms for such outstanding Awards (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code).

(d)   The full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire shares acquired under an Award or lapse of forfeiture rights with respect to shares acquired under an Award.

(e)   The settlement of the full value of such outstanding Award (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a Fair Market Value equal to the required amount, followed by the cancellation of such Awards; provided however, that such Award may be cancelled if such Award has no value, as determined by the Committee, in its discretion. Subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates the Award would have become exercisable or vested. Such payment may be subject to vesting based on the Participant’s continued service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which the Award would have become vested or exercisable. For purposes of this Section 21.1(e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f)   The cancellation of outstanding Awards in exchange for no consideration.

The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation. In addition, in the event such successor or acquiring corporation refuses to assume, convert, replace or substitute Awards, as provided

ShoreTel, Inc. Proxy Statement 2015

above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.

21.2   Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code).

21.3   Outside Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Outside Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22.   ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23.   TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding its conflict of law rules).

24.   AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25.   NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.   INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27.   CLAWBACK OR RECOUPMENT POLICY. All Awards shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28.   DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

ShoreTel, Inc. Proxy Statement 2015

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or Performance Award.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary, or (c) a failure to materially perform the customary duties of Employee’s employment.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means ShoreTel, Inc., or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided, however, that except with respect to Awards granted as ISOs, the Committee in its discretion may determine whether a total and permanent disability exists in accordance with non-discriminatory and uniform standards adopted by the Committee from time to time, whether temporary or permanent, partial or total, as determined by the Committee.

“Effective Date” means the date of the Plan’s adoption by the stockholders of the Company.

“Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option or SAR may purchase the Shares issuable upon exercise of an Option or SAR.

“Exchange Program” means (a) a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (b) the exercise price of an outstanding Award is reduced.

ShoreTel, Inc. Proxy Statement 2015

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)   if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination, or if there are no sales for such date, then the last preceding business day on which there were sales, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b)   if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c)   if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(d)   if none of the foregoing is applicable, by the Board or the Committee in good faith and by taking into account such factors as may be required by applicable law.

“Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s Common Stock are (or would be if the Company’s Shares are not then publicly traded) subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Outside Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means an Employee, Consultant or Director (including Outside Directors) who receives an Award under this Plan.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan.

“Performance Factors” means the factors selected by the Committee, which may include, but are not limited to, the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Profit before tax;
•	Sales;
•	Expenses;
•	Billings;
•	Revenue;
•	Net revenue;
•	Earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation and amortization);
•	Operating income;
•	Operating margin;

ShoreTel, Inc. Proxy Statement 2015

•	Operating profit;
•	Controllable operating profit, or net operating profit;
•	Net Profit;
•	Gross margin;
•	Operating expenses or operating expenses as a percentage of revenue;
•	Net income;
•	Earnings per share;
•	Total stockholder return;
•	Market share;
•	Return on assets or net assets;
•	The Company’s stock price;
•	Growth in stockholder value relative to a pre-determined index;
•	Return on equity;
•	Return on invested capital;
•	Cash Flow (including free cash flow or operating cash flows);
•	Balance of cash, cash equivalents and marketable securities;
•	Cash conversion cycle;
•	Economic value added;
•	Individual confidential business objectives;
•	Contract awards or backlog;
•	Overhead or other expense reduction;
•	Credit rating;
•	Completion of an identified special project;
•	Completion of a joint venture or other corporate transaction;
•	Strategic plan development and implementation;
•	Succession plan development and implementation;
•	Improvement in workforce diversity;
•	Employee satisfaction;
•	Employee retention;
•	Customer indicators and satisfaction;
•	New product invention or innovation;
•	Research and development expenses;
•	Attainment of research and development milestones;
•	Improvements in productivity;
•	Bookings;

ShoreTel, Inc. Proxy Statement 2015

•	Working-capital targets and changes in working capital; and
•	Attainment of objective operating goals and employee metrics

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

“Plan” means this ShoreTel, Inc. 2015 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock as adjusted pursuant to Sections 2 and 21, and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

ShoreTel, Inc. Proxy Statement 2015

Appendix B

Reconciliation of GAAP and Non-GAAP Financial Measures

We report all required financial information in accordance with generally accepted accounting principles in the United States (“GAAP”), but we believe that evaluating our ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that we disclose this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash charges, other non-recurring adjustments and related tax changes, that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider stock-based compensation charges and amortization charges related to acquisition-related intangible assets and the related tax changes, which are non-cash charges, or other non-recurring items in managing its core operations. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

ShoreTel, Inc. Proxy Statement 2015

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION
(Unaudited)

	Twelve Months Ended June 30, 2013		Twelve Months Ended June 30, 2014		Twelve Months Ended June 30, 2015
GAAP operating margin	$(22,864)		$830		$(1,882)
Stock-based compensation charges	10,605	(a)	7,316	(a)	8,413	(a)
Amortization of acquisition-related intangibles	7,606	(b)	7,728	(b)	7,008	(b)
Severance and Other	3,011	(c)	1,019	(c)	—	(c)
Prior quarter charge for change in estimate of sales, use and telecommunications tax	1,875	(d)	—	(d)	—	(d)
Settlements and defense fees	—	(e)	—	(e)	10,225	(e)
Non-GAAP operating margin	$233		$16,893		$23,764
	Twelve Months EndedJune 30, 2013	Twelve Months Ended June 30, 2014	Twelve Months Ended June 30, 2015
(a) Stock-based compensation included in:
Cost of product revenue	$110	$69	$74
Cost of hosted and related services revenue	188	626	1,215
Cost of support and services revenue	760	569	497
Research and development	2,789	1,704	1,928
Sales and marketing	2,921	1,996	2,391
General and administrative	3,837	2,352	2,308
	$10,605	$7,316	$8,413
(b) Amortization of acquisition-related intangibles included in:
Cost of product revenue	$1,054	$1,069	$395
Cost of hosted and related services	2,996	3,234	3,327
Sales and marketing	3,404	3,315	3,286
General and administrative	152	110	—
	$7,606	$7,728	$7,008
(c) Severance and other expense included in:
Cost of hosted and related services	$8	$—	$—
Cost of support and services revenue	17	—	—
Research and development	235	674	—
Sales and marketing	1,379	172	—
General and administrative	1,372	173	—
	$3,011	$1,019	$—
(d) Prior quarter charge for change in estimate of sales, use and telecommunications tax recognized in the current quarter:
Cost of hosted and related services	$927	$—	$—
General and administrative	948	—	—
	$1,875	$—	$—
(e) Excludes settlements and professional fees included in:
Cost of product revenue			$1,000
Cost of hosted and related services			750
General and administrative	—		8,475
	$—	$—	$10,225

ShoreTel, Inc. Proxy Statement 2015

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION
(Unaudited)

	Twelve Months Ended June 30, 2013	Twelve Months Ended June 30, 2014	Twelve Months Ended June 30, 2015
Cash and Cash Equivalents	$43,775	$53,472	$82,162
Short-term investments	7,501	2,673	8,025
Line of credit - net	(29,004)	—	—
Net Cash	$22,272	$56,145	$90,187

ShoreTel, Inc. Proxy Statement 2015

ShoreTel®

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on November 10, 2015.

Vote by Internet

- Go to **www.envisionreports.com/SHOR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Class III Directors:

Nominee	For	Withhold
01 - Shane Robison	☐	☐
02 - Charles D. Kissner	☐	☐
03 - Constance Skidmore	☐	☐

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Proposal	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS SHORETEL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
3. CAST AN ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐
4. APPROVAL OF THE SHORETEL, INC. 2015 EQUITY INCENTIVE PLAN.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

ShoreTel®

Proxy — SHORETEL, INC.

The undersigned hereby appoints Michael E. Healy and Allen Seto, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of stock of ShoreTel, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, on Wednesday, November 11, 2015, at 1:00 p.m., Pacific Time, and at any adjournment or postponement thereof.

When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposals No. 2, 3 and 4 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

(Continued and to be signed on reverse side)